Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and between

ACHAOGEN, INC.,

SELLER

and

Cipla USA Inc.,

PURCHASER

DATED AS OF JUNE 20, 2019

Exhibit 2.1

Table of Contents

Page

ARTICLE 1 DEFINITIONS AND CONSTRUCTION	2
Section 1.1	Definitions. For the purposes of this Agreement:2
Section 1.2	Construction16
ARTICLE 2 THE TRANSACTION	17
Section 2.1	Sale and Purchase of Purchased Assets17
Section 2.2	Excluded Assets19
Section 2.3	Assumed Liabilities21
Section 2.4	Excluded Liabilities21
Section 2.5	Consideration.23
Section 2.6	Deposit25
Section 2.7	Allocation of Purchase Price.26
Section 2.8	Closing26
Section 2.9	Closing Deliveries.26
Section 2.10	Payment of Cure Amounts28
Section 2.11	Consents28
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE SELLER	29
Section 3.1	Organization29
Section 3.2	Authority and Enforceability29
Section 3.3	No Conflict29
Section 3.4	Title to Assets; Liens30
Section 3.5	Claims, Litigation and Disputes30
Section 3.6	Compliance With Laws; Governmental Authorizations30
Section 3.7	Environmental Matters30
Section 3.8	Contracts31
Section 3.9	Intellectual Property.31
Section 3.10	Taxes34
Section 3.11	Real Property34
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	35
Section 4.1	Organization and Good Standing35
Section 4.2	Authority and Enforceability35
Section 4.3	No Conflict35
Section 4.4	Legal Proceedings35
Section 4.5	Availability of Funds35
Section 4.6	No Knowledge of Breach or Inaccuracy35
Section 4.7	Independent Investigation36
ARTICLE 5 COVENANTS	36

i

Exhibit 2.1

Section 5.1	Access and Investigation36
Section 5.2	Operation of the Plazomicin Business.36
Section 5.3	Employee Matters38
Section 5.4	Consents and Filings; Commercially Reasonable Efforts.38
Section 5.5	Supplements to Disclosure Schedules39
Section 5.6	Confidentiality40
Section 5.7	Public Announcements40
Section 5.8	Bulk Transfer Laws40
Section 5.9	Bankruptcy Court Matters.40
Section 5.10	Bankruptcy Court Approval41
Section 5.11	Assumption & Rejection of Executory Contracts.42
Section 5.12	Back-Up Bidder44
Section 5.13	Post-Auction Supplement44
Section 5.14	Payments Received.45
Section 5.15	Cessation of Use of Acquired Intellectual Property.45
Section 5.16	Transfer of Governmental Authorizations and IP Registrations.45
Section 5.17	Further Actions46
Section 5.18	Use of Seller Corporate Names47
ARTICLE 6 CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE	47
Section 6.1	Conditions to the Obligation of the Purchaser47
Section 6.2	Conditions to the Obligations of the Seller48
ARTICLE 7 TERMINATION	48
Section 7.1	Termination Events.48
Section 7.2	Effect of Termination.49
ARTICLE 8 NO SURVIVAL	50
Section 8.1	No Survival of Representations and Warranties and Certain Covenants50
ARTICLE 9 TAX MATTERS	51
Section 9.1	Transfer Taxes51
Section 9.2	Proration items51
ARTICLE 10 GENERAL PROVISIONS	52
Section 10.1	Notices52
Section 10.2	Amendment53
Section 10.3	Waiver and Remedies53
Section 10.4	Entire Agreement54
Section 10.5	Assignment, Successors and No Third Party Rights54
Section 10.6	Severability54
Section 10.7	Exhibits and Schedules55
Section 10.8	Interpretation55
Section 10.9	Expenses55
Section 10.10	Limitation on Liability55

ii

Exhibit 2.1

Section 10.11	Specific Performance56
Section 10.12	Governing Law; Jurisdiction; Waiver of Jury Trial56
Section 10.13	No Joint Venture56
Section 10.14	Counterparts; Signatures57
Section 10.15	Preservation of Records; Post-Closing Access and Cooperation.57

Exhibits

Exhibit A – Form of Bill of Sale

Exhibit B – Form of Assignment and Assumption Agreement

Exhibit C – Form of Intellectual Property Assignment

Schedules

Schedule 2.1c) – Company Owned Intellectual Property

Schedule 2.1(i) – Chapter 5 Actions and Claims

Schedule 5.11a) – Contract & Cure Schedule

Seller Disclosure Schedules

Schedule 3.4 – Title to Assets, Liens

Schedule 3.5 – Claims, Litigation and Disputes

Schedule 3.6 – Governmental Authorizations

Schedule 3.8 – Contracts

Schedule 3.9a) – Company Owned Intellectual Property, Company Used Intellectual Property and IP Agreements

Schedules 3.9(c) – Intellectual Property Claims Brought Against the Seller

Schedule 3.10 – Taxes

Schedule 3.11 – Leased Real Property

Schedule 5.2 – Operation of the Plazomicin Business

iii

Exhibit 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 20, 2019, by and between Achaogen, Inc., a Delaware corporation (the “Seller”), and Cipla USA Inc., a Delaware corporation (the “Purchaser”).

RECITALS

WHEREAS, the Seller is a biopharmaceutical company focused on the development and commercialization of innovative antibacterial agents for multi-drug resistant gram-negative infections (the “Business”);

WHEREAS, on April 15, 2019, the Seller filed a voluntary petition (the “Petition”) for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (Case No. 19-10844-BLS), and is operating and managing its businesses as a debtor in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, subject to and upon the terms and conditions herein, the Seller desires to sell, assign, transfer, convey and deliver and cause its Subsidiaries to sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser desires to purchase and acquire from the Seller, all of the Purchased Assets, subject to the terms and conditions described in this Agreement;

WHEREAS, the transactions contemplated by this Agreement are subject to the approval of the Bankruptcy Court and will be consummated only pursuant to the Sale Order approving such sale free and clear of all Liens and Claims, all as more specifically provided in this Agreement, and in accordance with sections 105, 363 and 365 of the Bankruptcy Code and other applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and the Bidding Procedures Order; and

WHEREAS, the Seller and the Purchaser have negotiated in good faith and at arm’s length for the purchase and sale of the Purchased Assets, the assumption of certain Liabilities associated therewith, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Exhibit 2.1

ARTICLE 1
DEFINITIONS AND CONSTRUCTION

Section 1.1Definitions.  For the purposes of this Agreement:

“Acquired Intellectual Property” has the meaning set forth in Section 2.1(c).

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person.  For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  Notwithstanding the foregoing, under no circumstance will the Purchaser and the Seller be deemed Affiliates of one another notwithstanding the possession by the Purchaser (whether or not exercised) of any rights with respect to the Seller or otherwise as a result of the transactions contemplated in this Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 2.7(a).

“Allocation Statement” has the meaning set forth in Section 2.7(a).

“AMP Assets” means all of the assets of the Seller, wherever located, relating to the AMP Development Program, including Intellectual Property, Contracts and Governmental Authorizations.

“AMP Development Program” means the AMP development program of the Seller relating to novel beta-lactam agents.

“Applicable Rate” has the meaning set forth in Section 2.5(d).

“Approved Product” means the Product as currently approved by the FDA under New Drug Application 210303.

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.9(a)(ii).

“Assumed Contracts” has the meaning set forth in Section 2.1(d).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumption Effective Date” has the meaning set forth in Section 5.11(b).

Exhibit 2.1

“Assumption Procedures” means the procedures for the assumption and assignment of Executory Contracts as contemplated in this Agreement, the Bidding Procedures and the Bidding Procedures Order.

“Auction” means the bankruptcy auction of the Seller’s assets, conducted by the Seller pursuant to the Bidding Procedures Order.

“Back-Up Bidder” has the meaning set forth in Section 5.12.

“Back-Up Period” has the meaning set forth in Section 5.12.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

“BARDA Bid” has the meaning set forth in Section 2.5(b)(i).

“Bidding Procedures” means the procedure governing the solicitation of bids and the conduct of the Auction for the Purchased Assets under the supervision of the Bankruptcy Court which are attached as Exhibit 1 to the Bidding Procedures Order.

“Bidding Procedures Order” means the order entered by the Bankruptcy Court on May 1, 2019, approving the Bidding Procedures (Dkt. No. 123).

“Bill of Sale” has the meaning set forth in Section 2.9(a)(i).

“Budget” has the meaning set forth in the DIP Loan Agreement.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in Delaware are closed either under applicable Law or action of any Governmental Authority.

“Business Payments” has the meaning set forth in Section 5.14.

“Chapter 5 Actions and Claims” means, with respect to any
Person, all avoidance actions, claims or causes of action that constitute property of such Person’s bankruptcy estate under section 541 of the Bankruptcy Code, including claims and causes of action under chapter 5 of the Bankruptcy Code or any other applicable law, and all proceeds therefrom.

“Chapter 11 Case” means the case commenced by the Seller under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court (Case No. 19-10844-BLS).

Exhibit 2.1

“China License Agreement” means the License Agreement to be entered into between the Seller and the China Licensee for the China Territory, on terms reasonably acceptable to the Purchaser, to be assigned by the Seller and assumed by the Purchaser in accordance with the terms of the Auction.

“China Licensee” means Qilu Antibiotics Pharmaceutical Co., Ltd. (or the “Back-Up Bidder” for the China Territory as contemplated in connection with the Auction, or such other licensee if neither Qilu Antibiotics Pharmaceutical Co., Ltd. nor the “Back-Up Bidder” consummates the transactions as contemplated in connection with the Auction).

“China License Rights” means (i) the right of the Seller to grant a license for the Product for the China Territory pursuant to the China License Agreement, and upon the consummation of the transactions contemplated under such China License Agreement, the rights and interests of the China Licensee under the China License Agreement, subject to any amendment or termination thereof, and (ii) the right of the Seller to receive the up-front license fee to be paid by the licensee under the China License Agreement.

“China Territory” means the People’s Republic of China, Hong Kong, Macau and Taiwan.

“Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

“Closing” has the meaning set forth in Section 2.8.

“Closing Date” has the meaning set forth in Section 2.8.

“Closing Payment” has the meaning set forth in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, including the regulations promulgated thereunder.

“Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation between the Seller and any labor organization or other authorized employee representative representing Service Providers.

“Commercially Available IP” has the meaning set forth in Section 3.9(e).

“Company IP Registrations” means all of the Seller’s Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered Trademarks, domain names and Copyrights, issued and reissued Patents and pending applications or filings for any of the foregoing, but not including the Seller Corporate Names.

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned, in whole or in part by the Seller or any of its Subsidiaries, and required for and used or held for use in connection with the Plazomicin Business, including the

Exhibit 2.1

Intellectual Property as set forth on Schedule 2.1c), but not including the Seller Corporate Names.

“Company Used Intellectual Property” means the Seller’s rights and interest in all Intellectual Property owned or controlled by a Third Party and licensed or otherwise made available to the Seller or any Subsidiary or used or held for use by the Seller or any Subsidiary, in whole or in part, that is required for and used or held for used in connection with the Plazomicin Business, in each case, other than Commercially Available IP.

“Confidential Information” means any information that is not generally known to the public and that is or has been used, developed or obtained by the Seller and its Affiliates to the extent it relates to the Purchased Assets, including: (i) products or services; (ii) fees, costs and pricing structures; (iii) designs and specifications; (iv) analyses; (v) drawings, photographs and reports; (vi) computer software, including electronic mail, operating systems, applications and program listings; (vii) flow charts, transaction summaries and models, manuals and documentation; (viii) databases; (ix) financial reports, investment summaries, and accounting and business methods; (x) ideas, formulas, compositions, inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice; (xi) supplier, customers and clients and supplier, customer, contact or client lists and other marketing data or plans; (xii) know-how; (xiii) manufacturing and production processes and techniques; (xiv) research and development information; (xv) files and records; and (xvi) all similar and related information in whatever form, except that Confidential Information will not include any information that (1) has been published in a form generally available to the public or becomes part of public domain, other than as a result of a disclosure by the parties hereto or their respective representatives; (2) was known or was otherwise in possession of the receiving party prior to the time of disclosure of such information by the disclosing party or (3) is developed by the receiving party independent of and without reference to any Confidential Information disclosed by the disclosing party under this Agreement.

“Contract” means any contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond or other instrument or consensual obligation that is legally binding.

“Contract & Cure Schedule” has the meaning set forth in Section 5.11a).

“Copyrights” means all copyrights, including copyrights in software and in the content contained on any Web site, artwork (including editable jpeg images), packaging material, patient information leaflets, promotional material, advertising material, and those which are registered, applied for registration or used, whether registrable or not, by the Seller, and rights to sue for past infringement thereof.

“Cure Amount” means, for any Executory Contract, the amount required to be paid under section 365 of the Bankruptcy Code to effectuate the assumption and assignment of such Executory Contract by the Seller to the Purchaser (giving effect to any mutual agreement with the contract counterparty to such Executory Contract).

Exhibit 2.1

“C-Scape Assets” means all of the assets of the Seller, wherever located, relating to the C-Scape Development Program, including Intellectual Property, Contracts and Governmental Authorizations.

“C-Scape Development Program” means the C-Scape development program of the Seller which consists of a potential therapeutic including clavulanic acid and ceftibuten.

“Deductions” means, without duplication, any:

(a)discounts of any type or nature, including retroactive price reductions, cash discounts, volume discounts, promotional discounts, chargebacks, allowances, rebates, returns and credits;

(b)rejections, returns, credits, returned goods allowances and retroactive corrections, and other similar costs;

(c)price adjustments, billing adjustments, shelf stock adjustments, promotional payments, and other similar allowances;

(d)any credits or allowances granted to any wholesalers, retailers, distributors or other customers upon prompt payment;

(e)administrative fee arrangements, reimbursements, and other payments of similar nature to wholesalers, distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, health care institutions or organizations, or any other customers;

(f)redistribution center fees, information service agreement fees, and other fees of similar nature that are passed from any wholesalers, retailers, distributors or other customers;

(g)freight, shipping and insurance costs charged to a customer on an invoice;

(h)costs of recalls, seizures or destruction of goods and other similar costs, whether voluntarily or pursuant to a request or order by a Governmental Authority;

(i)failure-to-supply penalties (except to the extent actually covered by insurance or otherwise subject to reimbursement);

(j)compulsory payments and cash rebates related to sales of the Product paid to any Governmental Authority or pursuant to any legal requirement in connection with any health insurance program, compensation program, or similar program;

(k)excise taxes, use taxes, sales taxes, value added taxes, goods and services taxes, custom duties, and any other Taxes or charges imposed by any Governmental Authority; or

Exhibit 2.1

(l)any other deduction from gross sales to arrive at net sales as permissible under GAAP that has not been listed above.

“Deposit” has the meaning set forth in Section 2.6.

“DIP Loan Agreement” means the Senior Secured Superpriority Debtor-in-Possession Loan and Security Agreement, dated as of April 15, 2019, by and among the Seller, and Silicon Valley Bank, as lender.

“Election Period” means the period ending on the date forty-five (45) days following the Closing Date or on such earlier date that Purchaser shall determine by notice to the Seller.

“Employee Plan” means any written: (i) “employee benefit plan” as defined in Section 3(3) of ERISA; (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy; or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case (A) that is sponsored, maintained, administered, contributed to or entered into by the Seller for the current or future benefit of any current or former Service Provider or (B) for which the Seller has any direct or indirect liability.

“Environmental Law” means any Law concerning: (i) the treatment, disposal, emission, discharge, Release or threatened Release of Hazardous Material; or (ii) the protection of the environment (including natural resources, air and surface or subsurface land or waters).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any rules or regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contract” has the meaning set forth in Section 2.2(b).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Executory Contract” means a Contract to which the Seller is a party that is an “executory contract” or “unexpired lease”, as such terms are used in section 365 of the Bankruptcy Code.

“Exploitation”, and related terms such as “Exploit”, shall mean, with respect to the Product or any other product, the research, development, manufacture, having manufactured, testing, storage, import, export, distribution, sale, licensing, use, having used, offering for sale,

Exhibit 2.1

having sold, disposition, registering, holding or keeping (whether for disposal or otherwise), commercializing, advertising, marketing and promotion of the Product or such other product, as applicable, and applying for and receiving regulatory approvals, including from the FDA (on compliance with all requirements including clinical trials) related to the Product or such other product, and including the outsourcing of any of the foregoing activities.

“FDA” means the United States Food and Drug Administration.

“Final Order” means an order of the Bankruptcy Court or other court of competent jurisdiction: (i) as to which no appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial has been timely filed or, if any of the foregoing has been timely filed, it has been disposed of in a manner that upholds and affirms the subject order in all respects without the possibility for further appeal or rehearing thereon; (ii) as to which the time for instituting or filing an appeal, motion for rehearing or motion for new trial shall have expired; and (iii) as to which no stay is in effect; provided, however, that the filing or pendency of a motion under Federal Rule of Bankruptcy Procedure 9024(b) shall not cause an order not to be deemed a “Final Order” unless such motion shall be filed within fourteen (14) calendar days of the entry of the order at issue.  In the case of: (A) the Sale Order, a Final Order shall also consist of an order as to which an appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial has been filed, but as to which the Purchaser, in its sole and absolute discretion, elects to proceed with Closing; and (B) any other order that is required hereunder to be a Final Order, a Final Order shall also consist of an order as to which an appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial has been filed, but as to which the Purchaser, in its sole and absolute discretion, elects to proceed.

“Governmental Authority” means any: (i) nation, region, state, county, city, town, village, district or other jurisdiction; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal); (iv) multinational organization exercising judicial, legislative or regulatory power; or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature of any federal, state, local, municipal, foreign or other government.

“Governmental Authorization” means any approval, consent, ratification, waiver, license, permit, registration or other authorization issued or granted by any Governmental Authority.

“Hazardous Material” means any waste or other substance that is listed, defined, designated or classified as hazardous, radioactive or toxic or a pollutant or a contaminant under any Environmental Law, including any admixture or solution thereof, and including petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials in any form or condition and polychlorinated biphenyls.

Exhibit 2.1

“Hovione” means Hovione Limited, a company with its principal place of business at Loughbeg, Ringaskiddy, Cork, County Cork, Ireland.

“Hovione Agreement” means the Validation and Manufacturing Agreement, dated March 6, 2017, between the Seller and Hovione, and all Work Plans (as defined therein), and all other agreements, instruments, or documents entered into or delivered in connection with the Hovione Agreement or any such Work Plans, as any of the foregoing may have been amended, modified, or supplemented.

“Hovione Release” means the written, unconditional release by Hovione, its Affiliates and Subsidiaries, and all of their respective current and former officers, directors, principals, employees, members, managers, advisors, attorneys, financial advisors, investment bankers, or agents, of all of their Claims, including all Claims arising from or in connection with the Hovione Agreement, the rejection by the Seller of the Hovione Agreement, and the Business, against the Seller, its estate, Affiliates and Subsidiaries, and all of their respective current and former officers, directors, principals, employees, members, managers, advisors, attorneys, financial advisors, investment bankers, or agents, in form and substance satisfactory to the Seller.

“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in the following arising under Law: (i) all Patents and applications for Patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations-in-part, including any future applications or filings of the foregoing; (ii) all Copyrights, Copyright registrations and Copyright applications, copyrightable works and all other corresponding rights; (iii) all mask works, mask work registrations and mask work applications and all other corresponding rights; (iv) all advertising material, trade dress and trade names, logos, Internet addresses and domain names, Trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing; (v) all inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, trade secrets, confidential business information, manufacturing and production processes and techniques, research and development information, clinical trial data and information, safety data and pharmacovigilance data, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind; (vi) all computer software (including source and object code), firmware, development tools, algorithms, files, records, technical drawings and related documentation, data and manuals; (vii) all databases and data collections; (viii) all licenses and permits to the extent transferable; (ix) all rights pertaining to the foregoing, including those arising under international treaties and convention rights, (x) all rights and powers to assert, defend and recover title to any of the foregoing, (xi) all rights to assert, defend, sue, and recover damages for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any rights in or to any of the foregoing, (xii) all proceeds, income, royalties, damages and payments now and/or hereafter

Exhibit 2.1

due and payable under and/or in respect of all of the foregoing (including with respect to past, present or future infringement or violation thereof), (xiii) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions, and extensions of legal protection pertaining to any of the foregoing, and (xiv) all other intellectual property rights irrespective of not being registered or applied for registration.

“Intellectual Property Assignment” has the meaning set forth in Section 2.9(a)(iv).

“Ionis License Agreement” means the license agreement dated January 25, 2006 between the Seller and Ionis Pharmaceuticals, Inc. (formerly known as Isis Pharmaceuticals, Inc.).

“IP Agreements” means all agreements (including outstanding decrees, orders, judgments, settlement agreements, or stipulations) to which the Seller or any of its Subsidiaries is a party which contain provisions: (i) granting to any Person rights in Company Owned Intellectual Property or Company Used Intellectual Property; (ii) granting to the Seller or any Subsidiary thereof any rights in Company Used Intellectual Property; (iii) consenting to another Person’s use of Company Owned Intellectual Property or Company Used Intellectual Property, or covenanting not to sue any Person for infringement of any such Intellectual Property; (iv) restricting the Seller’s or any of its Affiliates’ use of Company Owned Intellectual Property or any Company Used Intellectual Property; or (v) otherwise relate to Intellectual Property covering the Product.

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Knowledge of the Seller” or “the Seller’s Knowledge” means the actual knowledge of any executive officer of the Seller after due inquiry into the facts or circumstances supporting any representation, warranty or statement qualified by such terms.

“Law” means any applicable federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance or code.

“Leased Real Property” has the meaning set forth in Section 3.11.

“Liability” means any liability or obligation, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due.

“Lien” means any possessory or non-possessory lien, license (other than with respect to any Company Used Intellectual Property), encumbrance, claim or charge against or other interest in any property or assets, whether voluntary or involuntary and whether statutory or contractual, including any mortgage, deed of trust, deed to secure debt, pledge, assignment, hypothecation, security interest, attachment, judgment, levy, conditional sale agreement, right of first refusal, right of first offer, option, restriction of any kind, including any restriction on use, transfer,

Exhibit 2.1

receipt of income or exercise of any other attribute of ownership or other arrangement, and including any agreement to give any of the foregoing.

“MAA” means a Marketing Authorization Application with the European Medicines Agency.

“Material Adverse Effect” means any event, change, circumstance, effect or other matter that has a material adverse effect on: (i) the financial condition or results of operations of the Plazomicin Business, taken as a whole; (ii) the condition or value of any material portion of the Purchased Assets; or (iii) the ability of the Seller to consummate timely the transactions contemplated by this Agreement; provided, however, that none of the following, either alone or in combination, will constitute, or be considered in determining whether there has been, a Material Adverse Effect: any event, change, circumstance, effect or other matter resulting from or related to: (A) any Excluded Assets or Excluded Liabilities; (B) any outbreak or escalation of war or major hostilities or any act of terrorism; (C) changes in Laws, United States generally accepted accounting principles or enforcement or interpretation thereof; (D) changes that generally affect the industries and markets in which the Seller operates which does not disproportionately affect Seller; (E) changes in financial markets, general economic conditions (including prevailing interest rates, exchange rates, commodity prices and fuel costs) or political conditions; (F) any failure, in and of itself, of the Seller to meet any published or internally prepared projections, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics; (G) any action taken or failed to be taken pursuant to or in accordance with this Agreement or at the request of, or consented to by, the Purchaser; (H) the filing or continuation of the Chapter 11 Case or any action approved by the Bankruptcy Court (or any other Governmental Authority in connection with any such Proceeding); (I) the execution or delivery of this Agreement, the consummation of the transactions contemplated by this Agreement or the public announcement or other publicity with respect to any of the foregoing; or (J) any change in or termination of the relationship of the Seller with its Service Providers, customers or suppliers.

“Materials of Environmental Concern” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

“Milestone Period” means the period beginning on the Closing Date and ending at such time that any Person (other than the Purchaser or its Affiliates) has received final FDA approval for an Abbreviated New Drug Application or an FDA AP-rated 505(b)(2) NDA using the Product.

“Net Sales” means total gross revenue actually received by the Purchaser (including its successors and assigns), any of their respective Affiliates, or any sublicensee(s) of any the foregoing, from sales of the Approved Product to Third Parties generated anywhere in the world (other than the China Territory), less any Deductions to the extent exclusively related to the Approved Product, and taken, paid, accrued, allowed, included or allocated, based on the

Exhibit 2.1

Purchaser’s good faith estimates in calculating gross revenue with respect to the Approved Product, in each case, determined according to U.S. Generally Accepted Account Principles applied by the Purchaser in good faith, it being agreed that Net Sales shall exclude any Approved Product transferred or disposed of for promotional or educational purposes, or to any Affiliate of the Purchaser.  Notwithstanding the foregoing, Net Sales shall not include any Stockpiling Awards.

“Net Sales Royalty” has the meaning set forth in Section 2.5(b)(ii).

“New Hovione Agreement” has the meaning set forth in Section 5.17(a).

“Non-Proration Items” has the meaning set forth in Section 9.2.

“Order” means any writ, judgment, decree, injunction or similar order, writ, ruling, directive or other requirement of any Governmental Authority (in each case whether preliminary or final).

“Other Seller Taxes” has the meaning set forth in Section 9.2.

“Outside Date” has the meaning set forth in Section 5.9(b)(ii).

“Patent” means all patents and industrial designs, including any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing, and rights to pursue future applications and filings for any of the foregoing and to rights to sue for past infringement thereof.

“Person” means an individual or an entity, including a corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity, or any Governmental Authority.

“Petition” has the meaning set forth in the Recitals.

“Petition Date” means April 15, 2019, the date the Petition was filed with the Bankruptcy Court.

“Plazomicin Business” means Seller’s Business related to the Product anywhere in the world, including the Exploitation of the Product, as presently conducted and as was conducted immediately prior to the Petition Date.

“Post-Closing Access and Cooperation Period” has the meaning set forth in Section 10.15a).

“Previously Omitted Contract” has the meaning set forth in Section 5.11(f).

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal

Exhibit 2.1

or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Product” means plazomicin, including ZEMDRI™ (plazomicin) approved by FDA in the United States for the Treatment of Adults with Complicated Urinary Tract Infections (cUTI), or any other strength, dosage, indication or platform thereof.  For clarity, “Product” includes any form of plazomicin, including salts, esters, hydrates, solvates and polymorphs of plazomicin.

“Product Trademarks” means the Trademarks used or held for use by the Seller or its Affiliates for the Product in the Plazomicin Business and any registrations thereof or any pending applications relating thereto, including any unregistered Trademark rights related to the Product as may exist through use before, on or after the Closing Date (for clarity, excluding any Seller Corporate Names).

“Proration Items” has the meaning set forth in Section 9.2.

“Purchase Price” has the meaning set forth in Section 2.5.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the Preamble.

“Qualified Accounting Firm” means any of Deloitte & Touche, Ernst & Young, KPMG, PricewaterhouseCoopers, Grant Thornton, or any other nationally or internationally recognized accounting firm agreed by the Purchaser and, subject to Section 2.5(f), the Seller; provided, that the Purchaser may not have engaged such accounting firm other than for the purposes contemplated in this Agreement for the preceding twelve (12) months.

“Qualified Bid” means competing bids that are submitted in accordance with the Bidding Procedures and Bidding Procedures Order.

“Receivables” has the meaning set forth in Section 2.2(q).

“Regulatory Approval” shall mean (a)  any approval by the FDA of any “new drug application” or “premarket approval application” (as such terms are used under the United States Federal Food, Drug, and Cosmetic Act) with respect to a product and (b) any other approval, decision, license, registration, designation or authorization by a Governmental Authority necessary to lawfully Exploit a product, in each case of clauses (a) and (b), together with any approval of any subsequent submissions, supplements or amendments thereto or any applications therefor.

“Regulatory Documentation” shall mean original documents in any format in the possession or control of the Seller and/or its Subsidiaries as of the Closing, of all Regulatory Approvals, dossiers, quality specifications for the manufacture, import, release and testing of the Product and its components and all correspondence with, or reports or other materials submitted to, any Governmental Authority related to the Exploitation of the Product, including all U.S. and

Exhibit 2.1

non-U.S. regulatory applications, filings, submissions and approvals (including all Investigational New Drug Applications and New Drug Applications with the FDA, and foreign counterparts thereof, all Regulatory Approvals and all complaint files, periodic safety reports and adverse drug experience reports) for the Product, the Exploitation of the Product or use of any Purchased Asset or related to the Plazomicin Business, and all technical and other information contained therein, and all correspondence with the FDA and other Governmental Authorities relating to any of the foregoing, including correspondence related to any serious adverse events associated with the Product.

“Release” means the release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating of any Hazardous Material into the environment.

“Royalty Payment” has the meaning set forth in Section 2.5(b).

“Sale Hearing” means the hearing to be conducted by the Bankruptcy Court to approve this Agreement and seeking entry of the Sale Order.

“Sale Order” means, collectively, one or more orders of the Bankruptcy Court in form and substance acceptable to the Purchaser and the Seller: (i) approving the sale of the Purchased Assets (and the assumption and assignment of the Executory Contracts on the Contract & Cure Schedule) to the Purchaser (or such other bidder chosen as the winning bidder at the Auction) free and clear of all Claims and Liens pursuant to section 363(f) of the Bankruptcy Code, on the terms and conditions set forth in this Agreement; (ii) approving the Back-Up Bidder chosen at the Auction and the asset purchase agreement submitted by such Back-Up Bidder; (iii) authorizing consummation of the transactions contemplated hereby; (iv) containing a finding that the transactions contemplated by this Agreement are undertaken by the Seller and the Purchaser (solely in its capacity as such) at arm’s length, without collusion and in good faith by the Purchaser within the meaning of section 363(m) of the Bankruptcy Code; (v) assuring that the Purchaser shall not assume any of the Sellers’ liabilities and will not be subject to successor liability for any claims or causes of action of any kind or character against the Seller, whether known or unknown, unless expressly assumed as an Assumed Liability pursuant to this Agreement; (vi) providing that the Bankruptcy Court shall retain jurisdiction to hear any disputes arising in connection with the transactions contemplated by this Agreement, (vii) rejecting the Hovione Agreement to the extent the Hovione Release (a) has been granted, (b) will be granted contemporaneously with the entry of the Sale Order, or (c) will be granted pursuant to the Sale Order, and (viii) permitting the Purchaser to waive, in its sole discretion, the 14-day stay period under Rule 6004(h) of the Federal Rules of Bankruptcy Procedure.

“Schedule” means a schedule included in the Seller Disclosure Schedule and the other schedules attached hereto.

“SEC” means the Securities and Exchange Commission.

Exhibit 2.1

“Section 365 Order” means with respect to any Executory Contract not assumed and assigned to the Purchaser pursuant to the Sale Order, an Order of the Bankruptcy Court in form and substance acceptable to the Purchaser and the Seller authorizing such assumption and assignment to the Purchaser.

“Seller” has the meaning set forth in the Preamble.

“Seller Corporate Names” means those Trademarks, names and logos of Seller or any of its Affiliates other than the Product Trademarks, including any Trademarks that consist of or include any corporate name or corporate logo of Seller or any of its Affiliates.

“Seller Disclosure Schedule” has the meaning set forth in ARTICLE 3.

“Seller SEC Documents” means all forms, statements, documents and reports filed or furnished by the Seller with the SEC since January 1, 2015, as amended through the date hereof.

“Service Provider” means any director, officer, employee or individual independent contractor of the Seller.

“Specified Contracts” means the Executory Contracts set forth on Part B of the Contract & Cure Schedule as of the date of this Agreement.

“Stockpiling Awards” has the meaning set forth in Section 2.5(b)(i).

“Stockpiling Royalty” has the meaning set forth in Section 2.5(b)(i).

“Straddle Period” means any taxable period beginning before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which equity securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held directly or indirectly by the specified Person.  When used in this Agreement without reference to a particular Person, “Subsidiary” means a Subsidiary of the Seller.  Notwithstanding the foregoing, under no circumstance will the Seller be deemed a Subsidiary of the Purchaser notwithstanding the possession by the Purchaser (whether or not exercised) of any rights of control with respect to the Seller.

“Successful Bidder” means the bidder who shall have submitted the highest or otherwise best bid at the conclusion of the Auction in accordance with the Bidding Procedures and Bidding Procedures Order.

“Supplement” has the meaning set forth in Section 5.13.

Exhibit 2.1

“Target Executory Contracts” means all of the Executory Contracts listed on the Contract & Cure Schedule (including both Part A and Part B) on the date of this Agreement.

“Tax” means: (i) any federal, state, local, foreign or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental (including Taxes under section 59A of the Code), capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority; (ii) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute; and (iii) any Liability for the Taxes of another Person.

“Tax Return” means any report, return, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” means any Person and/or group of Persons (including any Governmental Authority) other than the Seller, the Purchaser or any of their respective Affiliates.

“Trademarks” means trademarks, trade names, service marks, designs, logos, brand names, emblems, signs or insignia, slogans, Internet addresses and domain names, other similar designations of source or origin and general intangibles of like nature, together with the registrations and applications for registrations pertaining to any of the foregoing, any derivations of any of the foregoing, all goodwill associated therewith, and rights to sue for past infringement thereof.

“Transfer Taxes” has the meaning set forth in Section 9.1.

Section 1.2Construction

.  Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise.  The table of contents and the headings of Articles and Sections and Schedules are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement.  All words used in this Agreement are to be construed to be of such gender or number as the circumstances require.  The words “including,” “includes” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.  Where this Agreement states that a party “shall”, “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement.  Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time.  Any

Exhibit 2.1

reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date. Words such as “herein,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires.  The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if.”  References to “any” shall mean “any and all,” and “or” is used in the inclusive sense of “and/or.”

ARTICLE 2
THE TRANSACTION

Section 2.1Sale and Purchase of Purchased Assets

.  In accordance with the provisions of this Agreement and the Sale Order, and except as set forth in Section 2.2, at and effective as of the Closing, the Seller will, and/or will cause its Subsidiaries to the extent transferable under applicable Law, sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser will purchase and acquire from the Seller, all of the Seller’s right, title and interest in and to all of the properties and assets of the Seller relating to the Plazomicin Business as of the Closing Date, free and clear of all Liens and Claims other than the Assumed Liabilities and the China License Rights, including the following (all of the assets to be sold, conveyed, assigned, transferred or delivered to the Purchaser are referred to as the “Purchased Assets”):

(a)Inventory.  All right, title and interests in and to (i) any raw materials (including work in process, buffer stock held by vendors, dies and active pharmaceutical ingredients inventory), finished goods and other inventory of the Product in the possession or control of, or otherwise held by or on behalf of, or owned by the Seller, with a remaining shelf life of at least six (6) months, and (ii) all good and marketable unbroken lots of packaged finished goods inventory of any Product in the possession or control of, or otherwise held by or on behalf of, the Seller as of Closing which (1) with respect to any commercial lots of any Product, has a remaining shelf life of at least six (6) months, and (2) with respect to samples of any Product, has a remaining shelf life of at least six (6) months, that has already been paid for by the Seller regardless of where located, and all rights to receive refunds, rebates or credits in connection therewith (for the avoidance of doubt, the Purchased Assets also include all manufactured product, packaging material, compounds and any other similar assets relating to the Product which have already been paid for by the Seller, and any assets that are under manufacture);

(b)[Intentionally Omitted.]

(c)Intellectual Property. All Company Owned Intellectual Property and all Company Used Intellectual Property including: (i) any related Patents, Copyrights, and Trademarks therein, (ii) all of the Seller’s and Subsidiaries’ worldwide Intellectual Property rights in connection with the Product (except for Commercially Available IP and the Seller Corporate Names), (iii) the Company Owned Intellectual Property set forth on Schedule 2.1c); and (iv) any other Company Used Intellectual Property set forth on Schedule 3.9a) of the Seller Disclosure Schedule (collectively, the “Acquired Intellectual Property”); provided, that the

Exhibit 2.1

Purchaser may, in its sole discretion, remove any Intellectual Property from the Acquired Intellectual Property at any time prior to Closing by giving written notice thereof to Seller, and such removed Intellectual Property shall not be deemed to be Acquired Intellectual Property or Purchased Assets hereunder; provided, further, that any such removal of Intellectual Property shall not, in and of itself, reduce the Purchase Price or any other consideration or obligation owed by Purchaser hereunder, or cause Seller to be in breach of its representations, warranties or covenants under this Agreement;

(d)Contracts.  All Executory Contracts assumed by and assigned to the Purchaser in accordance with Section 5.11 and pursuant to the Sale Order or a Section 365 Order, as applicable (collectively, the “Assumed Contracts”); provided, however, that if any Assumed Contract is recharacterized by a Final Order to not be an Executory Contract, then all of the Seller’s rights, including with respect to Intellectual Property and other property, under such Assumed Contract shall be a Purchased Asset;

(e)Authorizations.  All worldwide Governmental Authorizations held by the Seller, to the extent transferable, relating to any Purchased Asset, Assumed Liability or the Plazomicin Business, including any MAA of the Seller or any Subsidiary, and all Regulatory Approvals, to the extent transferable, held by the Seller or any Subsidiary with respect to the Exploitation of the Product, and all rights under, interests in and deposits under the foregoing, and pending applications for any thereof, including the Governmental Authorizations and Regulatory Approvals listed on Schedule 3.6 of the Seller Disclosure Schedule.

(f)Correspondence.  All correspondence with or to any Governmental Authority (including letters, minutes and official contact reports relating to any communications with any Governmental Authority) relating to any Purchased Assets, Assumed Liability or the Plazomicin Business that are within the Seller’s control or accessible to the Seller, including any Regulatory Documentation;

(g)Advertising Materials.  All advertising, marketing, market research, sale and promotional files and materials (including any television, radio and print content and materials), pricing lists, consulting deliverables and other related literature, catalogs, point of sale materials and Web site content, including all Company Owned Intellectual Property therein, relating to any Purchased Asset or Assumed Liability or the Plazomicin Business that are within the Seller’s control or accessible to the Seller;

(h)Books and Records.  All information, books, records, files and papers, client and customer lists, supplier and vendor lists, purchase orders and quotes, sales and purchase invoices, production reports, customer and supplier lists, distribution lists, inventory cost records, mailing lists, forms, quality control records and procedures, standard operating procedures, information and records, financial and accounting records, correspondence, memoranda, documentation relating to sales Taxes, relating to any Purchased Asset, Assumed Liability, the Product, or the Plazomicin Business that are within the Seller’s control or accessible to the Seller, including any original documentation relating to the Acquired Intellectual Property, all records of disclosure under the Physician Payments Sunshine Act (42

Exhibit 2.1

U.S.C. §1320a-7h) and any other applicable Laws, any documents or agreements entered into or furnished to the China Licensee in connection with the China License Agreement, and any other documents or records required by the Purchaser to fulfill its obligations under the China License Agreement upon assumption thereof or any Assumed Contract, in each case in any format;

(i)Claims.  All of the Seller’s claims, warranties (express and/or implied), rights, guarantees, indemnities and similar rights, credits, causes of action, defenses and rights of recovery or set-off, rights of subrogation and all other rights of any kind against Third Parties relating to or arising from any of the Purchased Assets or Assumed Liabilities, including any commercial tort claims and unliquidated rights under manufacturers’ and vendors’ warranties related to the Purchased Assets and all Chapter 5 Actions and Claims of any nature, whether related to the Purchased Assets or otherwise, including any Chapter 5 Actions and Claims against the Persons described in Schedule 2.1(i); provided, notwithstanding anything to the contrary contained herein, the Purchased Assets shall not include any Chapter 5 Actions and Claims against any of the Releasees (as defined in the applicable order of the Bankruptcy Court authorizing the Seller to incur post-petition debtor-in-possession financing);

(j)Prepaid Expenses.  All prepaid charges and expenses of the Seller to the extent related to the Purchased Assets; and

(k)Insurance.  All insurance policies relating to the Purchased Assets and the Plazomicin Business, which insurance policies shall be endorsed in the name of the Purchaser and all rights of any nature with respect thereto including to receive insurance proceeds thereunder and rights to assert claims with respect to any such insurance recoveries, including any pending insurance claims thereunder.

Section 2.2Excluded Assets

.  Notwithstanding the terms of Section 2.1, the Seller will retain and will not sell, convey, assign, transfer or deliver to the Purchaser, and the Purchaser will not purchase or acquire, and the Purchased Assets do not include, any of the following assets described below (the “Excluded Assets”):

(a)Equity Interests.  All equity interests in the Seller and its Subsidiaries;

(b)Contracts.  All Contracts that are not assigned to the Purchaser pursuant to Section 5.11 (each, an “Excluded Contract”);

(c)Employee Plans.  All rights and interests related to the Employee Plans.

(d)Books and Records.  All minute books and records, stock ledgers, Tax records and all other materials that the Seller is required by Law to retain or which relate primarily to an Excluded Asset or Excluded Liability; provided, however, that the Seller shall provide the Purchaser with reasonable access to and copies of any such materials;

Exhibit 2.1

(e)Insurance.  All insurance providing coverage for current or former directors and officers, and all claims and proceeds to the extent related to the Excluded Assets and Excluded Liabilities;

(f)Claims.  All rights, claims or causes of action that the Seller may have against any Person with respect to any Excluded Assets or Excluded Liability;

(g)Chapter 5 Actions and Claims. All Chapter 5 Actions and Claims not constituting Purchased Assets pursuant to Section 2.1(i);

(h)Estate Claims.  All estate claims of the Seller (except to the extent constituting Purchased Assets pursuant to Section 2.1(i));

(i)Accounts and Deposits. All: (i) cash, cash equivalents, bank deposits, investment accounts, lockboxes, certificates of deposit, marketable securities, bank accounts, corporate credit cards and other similar cash items; and (ii) deposits, pre-payments, refunds, rebates, credits and similar items, including rent and utility deposits, prepaid rent and all other prepaid charges and expenses, in each case attributable to any period of time (or portion thereof) ending on or prior to the Closing Date;

(j)Prepaid Expenses.  All prepaid charges and expenses of the Seller to the extent related to the Excluded Assets;

(k)Real Property.  All rights in respect to any real property leased by the Seller.

(l)Tax Refunds.  All rights to refunds, rebates, credits or similar benefits relating to Taxes and other governmental charges of whatever nature attributable to any period of time (or portion thereof) ending on or prior to the Closing Date;

(m)Equipment.  All furniture, fixtures, equipment, and other similar personal property owned by the Seller, including all trade fixtures, supplies, computer equipment, applications, systems and motor vehicles owned by the Seller, including any substitutions or replacements thereof, which may occur within the ordinary course of business, made between the date of this Agreement and the Closing Date, regardless of where located;

(n)C-Scape Assets and AMP Assets.  All of the C-Scape Assets and all of the AMP Assets;

(o)[Intentionally Omitted.]

(p)Non-Plazomicin Assets.  All of the Seller’s assets and properties not related to the Plazomicin Business (including the Seller Corporate Names and related domain names and internet addresses, and all assets relating to the Seller’s Tie2 program), subject to Section 5.18;

Exhibit 2.1

(q)Receivables.  All accounts receivable and other receivables (together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto) arising from or relating to the Purchased Assets or the Plazomicin Business prior to the Closing, and all causes of action pertaining to the collection of the foregoing (“Receivables”); and

(r)This Agreement.  All of the Seller’s rights under this Agreement and all agreements ancillary to this Agreement (including payments comprising part of the Purchase Price).

Section 2.3Assumed Liabilities

.  In accordance with the provisions of this Agreement and the Sale Order, at the Closing, the Purchaser will assume and pay or perform and discharge when due the following Liabilities of the Seller, in each case other than the Excluded Liabilities (the “Assumed Liabilities”):

(a)Contractual Liabilities.  All Liabilities arising after the Closing under the Assumed Contracts and the Governmental Authorizations included in the Purchased Assets to the extent that such Liabilities are related to and are required to be performed during the periods after Closing;

(b)Cure Amounts.  To the extent set forth next to any Assumed Contract on the Contract & Cure Schedule, any Cure Amount with respect to such Assumed Contract, subject to any renegotiation or other mutual agreement with the contract counterparty to such Assumed Contracts which shall supersede the amounts set forth in the Contract & Cure Schedule; and

(c)Transfer Taxes.  All Liabilities for Transfer Taxes borne by the Purchaser pursuant to Section 9.1.

Section 2.4Excluded Liabilities

.  Notwithstanding any other provision of this Agreement or any other writing to the contrary, the Purchaser is assuming only the Assumed Liabilities and except for the Assumed Liabilities, it is not assuming, nor shall it agree to pay, perform, be responsible for or discharge, any other Liability of the Seller or any Affiliate of the Seller or the Business including the Plazomicin Business, of whatever nature, whether presently in existence or arising hereafter, and whether absolute, contingent, accrued, known or unknown (the “Excluded Liabilities”).  Without limiting the generality of the prior sentence, Excluded Liabilities include the following:

(a)Operating Liabilities.  All Liabilities which are not Assumed Liabilities to the extent relating to claims, events or conditions arising out of or relating in any way to the operation of the Business or the ownership of the Purchased Assets prior to the Closing, including as a result of the manufacture, design, use, operation, storage, acquisition, development or construction of a Purchased Asset during the period prior to the Closing, and any Liabilities for warranty claims and product liability claims or similar claims, whether occurring prior to or post-Closing, and all Liabilities to customers relating to any Product sold by or on behalf of the Seller or any of its Subsidiary prior to the Closing;

Exhibit 2.1

(b)Taxes.  Any Liability for Taxes of the Seller or attributable to the Plazomicin Business or the Purchased Assets for any period of time (or portion thereof) ending on or prior to the Closing Date (other than the Taxes expressly assumed by the Purchaser pursuant to Section 9.1), and any Liability for Taxes attributable to the Excluded Assets at any time;

(c)Employee Liabilities.  All Liabilities and obligations arising out of, relating to or in connection with any Person employed by, or acting as an independent contractor on the property of or on behalf of, the Seller or its Affiliates at any time, including those related to payment, claims or benefits under workers’ compensation Laws or any other Law;

(d)Employee Plans.  All Liabilities related to the Employee Plans or the Service Providers.

(e)Costs.  All Liabilities of the Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby;

(f)Recalls.  All Liabilities arising out of or relating to the voluntary or mandatory recall or market withdrawal of any Product or post-sale warning in respect of any Product sold by or on behalf of any of the Seller or its Affiliates prior to the Closing;

(g)Pre-Closing Liabilities Under Assumed Contracts.  All Liabilities under any Assumed Contracts arising or relating to a period prior to the Closing, other than the applicable Cure Amount (subject to any renegotiation or adjustment thereof);

(h)Contract Liabilities.  Liabilities arising under or related to the Excluded Contracts or any other Contracts which are not validly and effectively assigned to Purchaser pursuant to this Agreement, or Liabilities arising from or related to Assumed Contracts which arise out of any defaults or breaches by the Seller or any of the Subsidiaries, relating to a period prior to the Closing whether it occurs prior to or post-Closing;

(i)Breach of Law.  Liabilities arising out of or based on any violation, on or prior to the Closing Date, of any statute, law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which Seller, its Affiliates, or the Business is subject, including any criminal acts by Seller or its Affiliates;

(j)Litigation Claims.  Any litigation claims against the Seller, including any tort claims, breach of contract claims, employment claims and discrimination claims;

(k)Chargebacks.  Liabilities arising from chargebacks or related charges by Seller or its Affiliates prior to Closing, and all Liabilities arising out of or relating to the return of any Product, or for any credits, rebates, refunds or other amounts payable in respect of any Product, sold by or on behalf of any of the Seller or its Affiliates or prior to the Closing

(l)Trade Accounts Payable. Any Liability for trade accounts payable;

Exhibit 2.1

(m)Environmental.  Any Liabilities arising under any Environmental Law;

(n)Real Property.  Any Liabilities arising from or relating to any lease agreement or real property interest of Seller or its Affiliates, or any other real estate that was otherwise used in connection with the Business;

(o)Transaction Expenses.  Any Liabilities of Seller or its Affiliates arising under or relating to this Agreement, including any brokers, finder, agent or other fees or commissions in connection with the transactions contemplated hereunder;

(p)Indebtedness. Any Liability in respect of any indebtedness for borrowed money of the Seller, including any Liability in respect of the Senior Secured Superpriority Debtor-in-Possession Loan and Security Agreement, dated as of April 15, 2019, by and among the Seller, and Silicon Valley Bank, as lender;

(q)BARDA Liabilities.  To the extent permitted by Law, any Liability arising out of or relating to any Contracts with or grants made by the U.S. Biomedical Advanced Research and Development Authority, including any clawback of funds granted to the Seller;

(r)Excluded Assets.  Any Liability arising out of or related to any Excluded Asset; and

(s)Other.  Any Liabilities that are not Assumed Liabilities.

For the avoidance of doubt, all Liabilities arising out of, relating to or incurred in connection with the Purchased Assets arising out of and related to period after the Closing shall be Liabilities of the Purchaser.

Section 2.5Consideration.

(a)The consideration for the Purchased Assets (the “Purchase Price”) consists of: (a) cash in the amount of $4,650,000, subject to adjustment set forth in Section 2.5(e), at Closing (the “Closing Payment”); (b) the Royalty Payments; and (c) the assumption of the Assumed Liabilities.

(b)Purchaser shall make the following post-Closing payments to Seller (the “Royalty Payments”):

(i)If the Purchaser (or any of its Affiliates, successors or assigns) is awarded a contract from HHS/OS/ASPR/AMCG under the Solicitation 19-100-SOL-00011 (the “BARDA Bid”), then the Purchaser shall pay to the Seller a royalty equal to twelve and a half percent (12.5%) of the total amounts actually received by the Purchaser (or any of its Affiliates, successors or assigns) in cash in 2019, 2020 and 2021 under the Stockpiling Awards (the “Stockpiling Royalty”).  “Stockpiling Awards” shall include any Contract Line Item Number (CLIN) that is awarded in 2019, 2020, and 2021 pursuant to the BARDA Bid, that relates to the stockpiling of plazomicin, including CLIN0002,

Exhibit 2.1

CLIN0008, CLIN0009, and CLIN0010.  The Purchaser shall pay the Stockpiling Royalty to the Seller no later than thirty (30) days following receipt of payment from HHS/OS/ASPR/AMCG.  For clarity, no Stockpiling Royalty shall be paid on any cash received by the Purchaser or its Affiliates, successors or assigns after 2021, regardless of when the Stockpiling Awards are granted.

(ii)For each calendar year (or portion thereof) during the Milestone Period, ten percent (10%) of the amount that the Net Sales of the Product exceed $40,000,000 (pro-rated for any partial calendar year) in such calendar year (or portion thereof) (the “Net Sales Royalty”); provided, however, that the minimum amount of the Net Sales Royalty payable by the Purchaser under this Section 2.5(b)(ii): (A) for 2020 shall be at least $150,000, (B) for 2021 shall be at least $200,000, (C) for 2022 shall be at least $250,000 and (D) for each of 2023 through (and including) 2029 shall be at least $300,000.  Such Royalty Payment, if payable for a calendar year (or portion thereof), shall be paid to the Seller within sixty (60) days following the end of such calendar year (or end of the Milestone Period, if applicable).  Except for the minimum payments set forth in the proviso above for the years 2020 through (and including) 2029, if the aggregate Net Sales for the Approved Product are less than $40,000,000 (pro-rated for any partial calendar year) in any calendar year (or portion thereof) during the Milestone Period, then no Royalty Payments shall be due under this Section 2.5(b)(ii) for such calendar year.

(c)The Purchaser shall maintain adequate books and records of accounting that enable the calculation of all Royalties Payments hereunder to be verified by a Qualified Accounting Firm in accordance with this Section 2.5(c).  The Purchaser shall retain the books and records for at least five (5) years following each calendar year in which such Royalty Payments are earned.  After the end of each calendar year during the Milestone Period and the end of the Milestone Period, unless waived by the Seller, the Purchaser shall cause a Qualified Accounting Firm to review its books and records and furnish a report to the Seller that certifies the amount of Royalty Payments that were due and payable for such preceding calendar year (or portion thereof) (the “Royalties Report”).  The determination of such Qualified Accounting Firm in the Royalties Report shall be final and binding on the Seller and the Purchaser for all purposes under this Agreement.  If the Royalties Report identifies any underpayment or overpayment of Royalty Payments by the Purchaser during the preceding year, then the Purchaser shall pay the Seller the amount of such underpayment, or the Seller shall pay the Purchaser the amount of such overpayment, as applicable, within thirty (30) days after such Royalties Report is delivered to both parties.  Any amount not paid within such thirty (30) day period shall incur interest at the Applicable Rate; provided, that the Purchaser may also, at its option, set off any payments owed by the Seller against future Royalty Payments payable to the Seller, at which time the payments shall stop accruing interest.  The fees and expenses of the Qualified Accounting Firm in connection with the Royalties Report shall be paid by the Purchaser, but it may deduct one-half of such fees and expenses from future Royalty Payments payable to the Seller (if any).

Exhibit 2.1

(d)The Purchaser shall pay all amounts due pursuant to clauses (b) and (c) of this Section 2.5 in United States Dollars, in each case, by wire transfer of immediately available funds to the bank account(s) the Seller designates in writing from time to time.  Any payment under Section 2.5(b) that is more sixty (60) days past due shall thereafter, to the extent permitted by applicable Law, be subject to interest at an annual percentage rate of the lesser of (i) five percent (5%), or (ii) the maximum rate permitted by Law, calculated on a three hundred and sixty (360) day basis (the “Applicable Rate”).

(e)Notwithstanding anything to the contrary contained herein, if the aggregate Cure Amount for the Target Executory Contracts (after giving effect to any adjustments determined by the Bankruptcy Court or by mutual agreement with the contract counterparty to such Assumed Contracts) is greater than $1,300,000 (as adjusted in accordance with clauses (i) and (ii) of this Section 2.5(e), the “Target Cure Amount”), then the Closing Payment shall be reduced, on a dollar-for-dollar basis, to the extent such Cure Amount exceeds the Target Cure Amount.  The Target Cure Amount shall be adjusted as follows:

(i) if any Contract that was on the Contract & Cure Schedule as of the date of this Agreement ceases to be an Assumed Contract as of Closing for any reason (a “Removed Contract”), then the Target Cure Amount shall be reduced by the applicable Cure Amount with respect to such Removed Contract; and

(ii) to the extent that any portion of a Cure Amount of any Specified Contract (after giving effect to any adjustments determined by the Bankruptcy Court or by mutual agreement with the contract counterparty to such Assumed Contracts) represents a prepayment of any amount due after the Petition Date or a payment in respect of goods or services to be provided under such Specified Contract after the Petition Date that inures to the benefit of the Purchaser, as reasonably documented by such contract counterparty, then the Target Cure Amount shall be increased by the amount such payment or value of such goods or services.

(f)All references to “Seller” in this Section 2.5 shall be deemed to include any trustee, administrator, receiver, receiver-manager, interim receiver or monitor or similar officer or entity appointed in any respect of the Seller under Chapter 11 or Chapter 7 of the Bankruptcy Code and any Person appointed as a successor to the Seller pursuant to a confirmed Chapter 11 plan or otherwise.

Section 2.6Deposit

.  The parties acknowledge that the Purchaser previously delivered a good faith cash deposit to the Seller (the “Deposit”), in advance of the Auction, equal to $700,000 by wire transfer to US Bank, National Association as master escrow agent.  The parties also acknowledge that the Purchaser delivered an additional $350,000 in advance of the Auction which is subject to the Purchaser’s obligations with respect to the Bidding Procedures in connection with the China License Agreement, as back-up bidder thereunder.

Exhibit 2.1

Section 2.7Allocation of Purchase Price.

(a)Within sixty (60) days after the Closing Date, the Purchaser shall deliver to the Seller, or any trustee appointed under the terms set forth in any bankruptcy plan confirmed by the Seller (as applicable), an allocation statement (the “Allocation Statement”), setting forth its calculation of the allocation of the sum of the Purchase Price and the Assumed Liabilities, as adjusted for payments made pursuant to ARTICLE 9, among the Purchased Assets, in accordance with and solely for the purposes of section 1060 of the Code and any comparable provisions of state or local Law (the “Allocation”).  The Seller will review the Allocation Statement and the Allocation, and, to the extent the Seller disagrees with the content of the Allocation Statement, the Seller will inform the Purchaser of such disagreement within thirty (30) days after receipt of the Allocation Statement.  The Seller and the Purchaser will attempt in good faith to resolve any such disagreement.  If the Seller and the Purchaser are unable to reach a good faith agreement on the content of the Allocation Statement within ninety (90) days of the Closing Date, the Seller and the Purchaser will each use its own allocation statement.  For purposes of this Section 2.7, all actions of the Seller may be the obligations or rights of a liquidating trustee of the Seller’s estate.

(b)If the Purchaser and the Seller agree on the Allocation Statement, the Purchaser and the Seller will report the Allocation of the Purchase Price in a manner consistent with the Allocation Statement and will act in accordance with the Allocation Statement in the preparation and filing of all Tax Returns and for all other Tax, financial accounting or other purposes, in any litigation, or otherwise, except as required by applicable Law.

(c)The Purchaser and the Seller will promptly inform one another of any challenge by any Governmental Authority to the Allocation made pursuant to this Section 2.7 and agree to consult with and keep each other informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

Section 2.8Closing

.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Hogan Lovells US LLP, 4085 Campbell Avenue, Suite 100, Menlo Park, California 94025, subject to the satisfaction or waiver of the conditions set forth in Section 6.1 and Section 6.2 hereto, no later than June 28, 2019 (or such other date set forth in the Bidding Procedures Order), starting at 10:00 a.m., prevailing Pacific time, if not conducted electronically at the option of the parties hereto. The date and time on and at which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”  All actions to be taken and all documents to be executed and delivered by the parties hereto at the Closing shall be deemed to have been taken and executed simultaneously, and no action shall be deemed taken nor any document executed and delivered until all have been taken, executed and delivered.

Section 2.9Closing Deliveries.

(a)At the Closing, the Seller will deliver or cause to be delivered to the Purchaser:

Exhibit 2.1

(i)a bill of sale in the form of Exhibit A (the “Bill of Sale”) executed by the Seller;

(ii)an assignment and assumption agreement in the form of Exhibit B (the “Assignment and Assumption Agreement”) executed by the Seller;

(iii)a certificate, dated as of the Closing Date, executed by the Seller confirming the satisfaction of the conditions specified in Sections 6.1a) and 6.1b);

(iv)an Intellectual Property assignment agreement in the form of Exhibit C (the “Intellectual Property Assignment”) executed by the Seller; and

(v)such other instruments of sale, transfer, conveyance and assignment as the Purchaser reasonably requests for the purpose of consummating the transactions contemplated by this Agreement (which shall not prejudice the rights of the Seller or subject the Seller to any additional Liabilities).

(b)At the Closing, the Purchaser will deliver or cause to be delivered to the Seller or for the Seller’s benefit:

(i)the Closing Payment by wire transfer of immediately available funds to an account designated by the Seller prior to the Closing, less the amount of the Deposit and any interest thereon at the rate specified, if any, in the master escrow agreement with US Bank, National Association (the “Escrow Agreement”);

(ii)the Assignment and Assumption Agreement executed by the Purchaser;

(iii)evidence of the ability to satisfy the Assumed Liabilities (other than those to be satisfied in cash on the Closing Date) to the extent necessary to satisfy the Bankruptcy Code, or as required by order of the Bankruptcy Court;

(iv)the Bill of Sale executed by the Purchaser;

(v)a certificate, dated as of the Closing Date, executed by the Purchaser confirming the satisfaction of the conditions specified in Sections 6.2a) and 6.2b); and

(vi)the Intellectual Property Assignment executed by the Purchaser; and

(vii)such other instruments of assumption as the Seller reasonably requests for the purpose of consummating the transactions contemplated by this Agreement (which shall not prejudice the rights of the Purchaser or subject the Purchaser to any Liabilities beyond the Assumed Liabilities).

Exhibit 2.1

Section 2.10Payment of Cure Amounts

.  Without limiting the Purchase Price adjustment set forth in Section 2.5(e), the Purchaser shall pay any and all Cure Amounts with respect to the Assumed Contracts, in cash on the Assumption Effective Date in the amount specified on the Contract & Cure Schedule as of the Closing Date (or as otherwise determined by the Bankruptcy Court or by mutual agreement with the contract counterparty to such Assumed Contracts) or in such other manner as agreed by the Purchaser and the counterparty to an Assumed Contract.

Section 2.11Consents

.  Notwithstanding any other provision of this Agreement, this Agreement does not effect an assignment of any Assumed Contract to the extent that such Assumed Contract is not assignable under the Bankruptcy Code without the consent of the other party or parties thereto, and the consent of such other party has not been given or received, as applicable, as of the Closing.  As to any Purchased Asset, including any Assumed Contract and Governmental Authorization, the Seller will use commercially reasonable efforts to obtain as promptly as practicable prior to the Closing (and, prior to the entry by the Bankruptcy Court of an order confirming a Chapter 11 plan or dismissing the Chapter 11 Case, and subject to the availability of funds for such purpose, use commercially reasonable efforts to continue seeking after the Closing, if consent is not obtained prior to the Closing), the consent of the other parties to transfer such Purchased Asset to the Purchaser or, if required, novation thereof to the Purchaser or, alternatively, written confirmation from such parties reasonably satisfactory to the Seller and the Purchaser that such consent is not required.  In no event, however, will the Seller be obligated to pay any money to any Person or to offer or grant financial or other accommodations to any Person in connection with obtaining any consent, waiver, confirmation, novation or approval with respect to any such Assumed Contract.  If any required consent, waiver, confirmation, novation or approval is not obtained with respect to any such Purchased Asset prior to the Closing, then to the extent permitted by applicable Law, the Seller and the Purchaser will cooperate to establish an agency type or other similar arrangement reasonably satisfactory to the Seller and the Purchaser under which the Purchaser would obtain (including by means of subcontracting, sublicensing or subleasing arrangement), to the extent practicable, all rights, and assume the corresponding Assumed Liabilities thereunder for the period of time that the Purchaser shall receive such rights, or under which the Seller would enforce, for the benefit of the Purchaser, with the Purchaser assuming and agreeing to pay the Seller’s Liabilities and expenses (other than Excluded Liabilities) for the period of time that the Purchaser shall receive such benefits, any and all rights of the Seller against a Third Party to any such Purchased Asset.  In such event: (a) the Seller will promptly pay to the Purchaser when received all moneys relating to the period on or after the Closing Date received by it under any Purchased Asset not transferred pursuant to this Section 2.11; and (b) for the period of time set forth in clause (a) the Purchaser will promptly pay, perform or discharge when due any Assumed Liabilities arising thereunder after the Closing Date but not transferred to the Purchaser pursuant to this Section 2.11.  The failure by the Purchaser or the Seller to obtain any required consent, waiver, confirmation, novation or approval with respect to any Assumed Contract will not relieve any party from its obligation to consummate at the Closing the transactions contemplated by this Agreement.  Without limiting the Purchase Price adjustment set forth in Section 2.5(e), the Purchaser acknowledges that no adjustment to the Purchase Price will be made for any

Exhibit 2.1

Purchased Assets that are not assigned and that the Purchaser will have no claim against the Seller after the Closing in respect of any such unassigned Purchased Assets.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser as follows, except as (i) disclosed in the Seller SEC Documents available prior to the date hereof or (ii) set forth on the disclosure schedule delivered by the Seller to the Purchaser concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Seller Disclosure Schedule”):

Section 3.1Organization

.  The Seller is a corporation duly organized and validly existing and in good standing under the Laws of the State of Delaware.  Except as a result of the filing of the Petition, the Seller has all requisite power and authority to conduct the Plazomicin Business as presently conducted. The Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, a Material Adverse Effect.  The Seller has heretofore delivered to the Purchaser true and complete copies of the certificate of incorporation, bylaws or other material governing documents of the Seller and its Subsidiaries as currently in effect.  The Seller does not have any Subsidiaries other than Achaogen UK Ltd. and Achaogen Ireland Limited.

Section 3.2Authority and Enforceability

.  Subject only to the entry of the Bidding Procedures Order and the Sale Order, the Seller has all requisite corporate power, authority and capacity to execute and deliver this Agreement and the other agreements contemplated hereunder and to perform its obligations under this Agreement and such other agreements.  Subject only to the entry of the Bidding Procedures Order and the Sale Order, the execution, delivery and performance of this Agreement and the other agreements contemplated hereunder and the consummation of the transactions contemplated by this Agreement and such other agreements by the Seller have been duly authorized by all necessary action on the part of the Seller.  The Seller has duly and validly executed and delivered this Agreement.  Assuming the due authorization, execution and delivery of this Agreement by the Purchaser and subject to the entry of the Sale Order, this Agreement constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

Section 3.3No Conflict

.  Subject only to the entry of the Bidding Procedures Order and the Sale Order, neither the execution, delivery and performance of this Agreement by the Seller, nor the consummation by the Seller of the transactions contemplated by this Agreement, will: (a) conflict with or violate the organizational documents of Seller or any of its Subsidiaries; (b) result in a breach or default under, or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent, approval, or waiver under, any material Contract to which the Seller or its Subsidiaries are a party or to which the Purchased Assets are bound in any case with or without notice or lapse of time or both (other than needed consents for transfer of licenses to Company Used Intellectual Property); (c) violate any Law or Judgment applicable to the Seller or its Subsidiaries, the Plazomicin Business or the Purchased Assets; (d)

Exhibit 2.1

result in the imposition of any Lien or other encumbrance on any of the assets of the Seller; or (e) require the Seller to obtain any Governmental Authorization or otherwise require any consent, approval or notice to any Governmental Authority.

Section 3.4Title to Assets; Liens

.  Except as set forth on Schedule 3.4 of the Seller Disclosure Schedule, as of the date of this Agreement, the Seller has good and marketable title to the Purchased Assets, and subject to the entry of the Sale Order, at Closing, the Purchaser will be vested with good and marketable title to all of the Purchased Assets, which Purchased Assets shall be conveyed free and clear of any Liens or Claims (other than the China License Rights) by order of the Bankruptcy Court.  Other than certain MAAs made by the Subsidiaries, no Subsidiary of the Seller owns or has any interest in the Purchased Assets.

Section 3.5Claims, Litigation and Disputes

.  Except as set forth on Schedule 3.5 of the Seller Disclosure Schedule, there are currently no pending or, to the Knowledge of the Seller, threatened in writing, lawsuits, administrative or regulatory proceedings, actions, orders, arbitration or reviews, or formal complaints or investigations or inquiries, including grand jury subpoenas by any Person, concerning or against the Seller or any of its Subsidiaries, or to which the Plazomicin Business or any of the Purchased Assets may be subject.

Section 3.6Compliance With Laws; Governmental Authorizations

.  Each of the Seller and its Subsidiaries are in compliance with all Laws, Orders, ordinances, decrees, rules or regulations of any Governmental Authority applicable to the Plazomicin Business or the Purchased Assets, except such noncompliance which has not had, and would not reasonably be expected to have, a Material Adverse Effect.  Schedule 3.6 of the Seller Disclosure Schedule sets forth all material Governmental Authorizations held by the Seller.  The Seller has in effect the Governmental Authorizations necessary to conduct the Plazomicin Business in all material respects as it is currently being conducted in accordance with the Laws of any Governmental Authority having jurisdiction over its properties or activities, except for any such failure to obtain a Governmental Authorization that has not had, and would not reasonably be expected to have, a Material Adverse Effect (it being understood that it shall be the sole and exclusive obligation of the Purchaser to obtain any Governmental Authorizations necessary for future operations, provided that the Seller shall provide reasonable assistance regarding the transfer of any Governmental Authorizations held by the Seller in accordance with Section 5.16).  The Seller has not received any written notice from a Governmental Authority of any proceeding, inquiry, investigation, violation or alleged violation of any Laws or Orders related to the Plazomicin Business or the Purchased Assets or of any pending or threatened withdrawal, suspension or termination of a Governmental Authorization.  All material fees and charges due and payable with respect to the Governmental Authorizations held by the Seller have been made in full.

Section 3.7Environmental Matters

.  To the Seller’s Knowledge, the operation of the Business by the Seller is being conducted in material compliance with all applicable Environmental Laws and under all environmental, health and safety Governmental Authorizations and other authorizations required under all applicable Environmental Laws to operate the Business as it is currently being operated.  All such Governmental Authorizations or

Exhibit 2.1

other authorizations are in full force and effect. No material penalty has been assessed and no investigation or review is pending or, to the Knowledge of the Seller, threatened in writing by any Governmental Authority with respect to any alleged failure by the Seller to comply with any applicable Environmental Law or to have any material environmental, health or safety Governmental Authorization or other authorization required under any applicable Environmental Law in connection with the operation of the Business.  To the Seller’s Knowledge, there are no past or present facts, circumstances or conditions, including the Release of any Materials of Environmental Concern that could reasonably be expected to result in a material claim under applicable Environmental Laws against the Seller.

Section 3.8Contracts

.  The Seller has made available to the Purchaser, true and complete copies of, and Schedule 3.8 of the Seller Disclosure Schedule sets forth a true and complete list of, all Contracts material to the operation of the Plazomicin Business. The Seller has not, and, to the Seller’s Knowledge, no other party to any Assumed Contract has, commenced any action against any of the parties to any Assumed Contract or given or received any written notice of any material default or violation under any Assumed Contract that has not been withdrawn or dismissed except to the extent such default or violation will be cured as a result of the payment of the applicable Cure Amount.  Assuming payment of the Cure Amounts, to the Seller’s Knowledge, each Assumed Contract is, or will be upon the Closing, valid, binding on all parties thereto and in full force and effect in accordance with its terms.  To the Seller’s Knowledge, there are no material disputes between the Seller and any other party to or otherwise in connection with any Assumed Contract, other than in connection with the payment of the Cure Amount.  To the Seller’s Knowledge, the Seller has not received any written notice that any other party to an Assumed Contract intends to cancel or terminate such Contract or has committed or failed to perform any act which, with or without notice, lapse of time or both would constitute, in any material respect, a breach of or default under any of the Assumed Contracts.  The Subsidiaries are not parties to the Assumed Contracts.

Section 3.9Intellectual Property.

(a)Schedule 3.9a) of the Seller Disclosure Schedule sets forth a true and complete list of all of the Company Owned Intellectual Property, Company Used Intellectual Property and IP Agreements, including a true and complete list of all United States, foreign, international and state: (i) Patents and Patent applications, including serial numbers for each filed application and Patent numbers for each issued Patent, included in the foregoing; (ii) Trademark registrations, applications and material unregistered Trademarks, included in the foregoing; (iii) domain names, included in the foregoing; and (iv) Copyright registrations, applications and material unregistered Copyrights, included in the foregoing.  The Seller has provided to the Purchaser true and complete copies of all IP Agreements that are included in the Acquired Intellectual Property, together with all amendments and material written notices relating to the foregoing.  Each IP Agreement included in the Company Owned Intellectual Property, Company Used Intellectual Property and Acquired Intellectual Property is valid and binding on the Seller and, to Seller’s Knowledge, the other parties thereto in accordance with its terms and is in full force and effect.  Neither the Seller nor, to Seller’s Knowledge, any other party thereto is in

Exhibit 2.1

breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any IP Agreement included in the Acquired Intellectual Property.  Other than certain MAAs made by the Subsidiaries, no Subsidiary of the Seller owns or has any interest in the Acquired Intellectual Property or any other Intellectual Property relating to the Plazomicin Business.  The granting of the China License Rights under the China License Agreement, as contemplated under the terms of the Auction, will not require the Purchaser to make any payments, including any milestone, royalty or sublicense revenue payments, on or after Closing, under the Ionis License Agreement.

(b)Except for United Stated federal research grants and customary funding arrangements with Governmental Authorities, no funding, facility or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, the Product or any Company Owned Intellectual Property or Company Used Intellectual Property.

(c)Except as set forth in Schedule 3.9(c) in the Seller Disclosure Schedule, the Seller solely and exclusively owns all Company Owned Intellectual Property and is properly licensed under or has the valid and enforceable right to use all Company Used Intellectual Property, free and clear of all Liens and Claims, and none of such rights will be affected by the consummation of the transactions contemplated by this Agreement (subject to any necessary consents for the transfer of any Company Used Intellectual Property). The Seller is neither party to or bound by any Contract that impairs its ability to use, sell, transfer, assign, license or convey any of the Company Owned Intellectual Property. There are no inquiries, investigations, Claims, opposition, interference, or cancellation proceedings challenging or contesting any of the Company Owned Intellectual Property, or to the Seller’s Knowledge, the Company Used Intellectual Property, and the Seller has not received written notice from any Third Party: (i) alleging infringement by the Seller of Intellectual Property rights of any Person; or (ii) challenging or threatening to challenge the Seller’s right, title, or interest with respect to its ownership, use of, or continued use or right to preclude others from using any Acquired Intellectual Property as currently used, or the validity, enforceability or registrability of any such Intellectual Property.  To the Seller’s Knowledge, the Seller has not infringed, misappropriated or otherwise violated any Intellectual Property of any Person, and neither the conduct of the Plazomicin Business nor the Acquired Intellectual Property (or any use thereof) infringes, misappropriates or otherwise violates the rights of any Person including any Intellectual Property owned or purported to be owned by any Third Party.

(d)To Seller’s Knowledge, no Third Party is purporting to or infringing, misappropriating, diluting, or otherwise violating any Acquired Intellectual Property.  The Seller has not brought or threatened in writing a Claim against any Person: (i) alleging infringement, misappropriation or other violation of Acquired Intellectual Property; or (ii) challenging any Person’s ownership or use of, or the validity, enforceability or registrability of any Acquired Intellectual Property.  The Seller has not licensed or transferred ownership of, or, except in the ordinary course of business and as would not adversely affect such Intellectual Property, granted or authorized the retention of any license or right under or with respect to, or authorized the

Exhibit 2.1

retention of any right with respect to ownership of, any Acquired Intellectual Property.  No Third Party has brought or threatened in writing a Claim against the Seller: (i) challenging any Person’s ownership or use of, or the validity, enforceability or registrability of any Acquired Intellectual Property; or (ii) alleging infringement of any Third Party’s Intellectual Property relating to Exploitation of the Product and/or the Plazomicin Business by the Seller.  The Seller is not aware of any Third Party Intellectual Property that would be infringed by operation of the Plazomicin Business, including Exploitation of the Product.

(e)Except for commercially available Intellectual Property, including commercially available software and other Intellectual Property licensed to the Seller under so-called “shrink-wrap” licenses (collectively, “Commercially Available IP”), the Company Owned Intellectual Property and the Company Used Intellectual Property is the only Intellectual Property used by Seller in or necessary for the operation of the Plazomicin Business by the Seller, including all licenses relating to aminoglycocide necessary for the Exploitation of the Product. The Company Owned Intellectual Property and, to the Seller’s Knowledge, the Company Used Intellectual Property: (i) has been duly maintained, including the payment of all required fees, and all necessary documents, recordations and certificates have been filed with the relevant governmental entity for the purposes of prosecuting, perfecting and maintaining and such Intellectual Property; (ii) to the Knowledge of the Seller, is subsisting, in full force and effect and there are no orders, materials, information, facts or circumstances that would render any such Intellectual Property invalid, cancelled, abandoned or unenforceable or that would materially affect any pending application or renewal for any such Intellectual Property; (iii) has not been cancelled, expired or abandoned or adjudged invalid or unenforceable; and (iv) to the Knowledge of the Seller, is valid and enforceable (except for pending Patent applications in various jurisdictions, which by their nature as applications are not yet enforceable).  To the Seller’s Knowledge and based on reasonable search and inquiry, no Intellectual Property owned or Controlled by a Third Party prevents the Seller from operation of the Plazomicin Business, including the Exploitation of the Product.

(f)The Seller has taken commercially reasonable measures to protect its rights, title and interests in and to all Company Owned Intellectual Property and Company Used Intellectual Property, and to maintain, protect, and preserve the security, confidentiality, value and ownership of all material non-public Company Owned Intellectual Property and Company Used Intellectual Property relating to the Plazomicin Business, including by implementing commercially reasonable security measures and requiring any Person to whom the Seller provides access to such non-public Company Owned Intellectual Property to execute and deliver to the Seller a valid and enforceable (except as enforceability may be limited by: (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) Laws governing specific performance, injunctive relief and other equitable remedies) confidentiality agreement in customary form.

(g)All current and, to Seller’s Knowledge, former directors, officers, and employees of Seller who are or were involved in, or who have participated in or contributed to, the conception, development, creation, reduction to practice, improvement to or modification of

Exhibit 2.1

the Product or Acquired Intellectual Property or any other Intellectual Property used by Seller or held for use in the Plazomicin Business have executed and delivered to the Seller a written agreement that (i) includes customary confidentiality terms and (ii) assigns to the Seller any Intellectual Property rights conceived, developed, created, or reduced to practice by such director, officer or employee in the course of services performed for the Seller by such director, officer or employee.  No current or, to Seller’s Knowledge, former director, officer or employee of Seller retains any Intellectual Property rights to the Acquired Intellectual Property.

(h)The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Purchaser’s right to own, use or hold for use any Acquired Intellectual Property as owned, used or held for use in the conduct of the Plazomicin Business as currently conducted.

Section 3.10Taxes

.  Except as set forth in Schedule 3.10 in the Seller Disclosure Schedule, (a) the Seller has filed or has caused to be filed on a timely basis all Tax Returns that are or were required to be filed with respect to the Purchased Assets; (b) all such Tax Returns accurately reflect all Taxes and other Liabilities required to be reflected thereon; (c) all Taxes due and payable by the Seller with respect to the Purchased Assets, whether or not shown on a Tax Return, have been paid in full, other than those Taxes which have been stayed by the filing of the Petition; (d) the Seller has not requested or consented to extend to a date later than the Closing Date the time in which any Tax may be assessed or collected by any Governmental Authority with respect to the Purchased Assets; (e) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any Governmental Authority against the Seller with respect to the Purchased Assets and there is no action, suit, taxing authority proceeding or audit now in progress, pending or, to the Knowledge of the Seller, threatened in writing against or relating to the Seller with respect thereto; (f) there are no pending audits by any taxing authority in connection with the Purchased Assets; (g) the Seller is not a party to, or bound by, any Tax indemnity, Tax-sharing, or Tax allocation agreement that relates to the Purchased Assets (other than as set forth in this Agreement); and (h) there are no Liens for Taxes (other than for current Taxes not yet due and payable or Liens for Taxes filed as a result of the Chapter 11 Case) upon the Purchased Assets.

Section 3.11Real Property

.  Schedule 3.11 of the Seller Disclosure Schedule sets forth a true and complete list of all material leased real property of the Seller (the “Leased Real Property”), and the Seller has provided to the Purchaser true and complete copies of the leases related thereto.  The Seller has a valid leasehold interest in the Leased Real Property, and the leases granting such interests are in full force and effect in all material respects. Except as set forth on Schedule 3.11 of the Seller Disclosure Schedule, none of the Leased Real Property is subject to any sublease or grant to any Third Party of any right to the use, occupancy or enjoyment of the Leased Real Property that would materially impair the use of the Leased Real Property in the operation of the Business. The Seller has not received written notice of any pending or threatened condemnations relating to the Leased Real Property.  The Seller does not own any real property.

Exhibit 2.1

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller as follows:

Section 4.1Organization and Good Standing

.  The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to conduct its business as it is presently conducted.

Section 4.2Authority and Enforceability

.  The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Purchaser.  The Purchaser has duly and validly executed and delivered this Agreement.  Assuming the due authorization, execution and delivery of this Agreement by the Seller and subject to the entry of the Sale Order, this Agreement constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to: (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) Laws governing specific performance, injunctive relief and other equitable remedies.

Section 4.3No Conflict

.  Neither the Purchaser’s execution, delivery and performance of this Agreement, nor the consummation by the Purchaser of the transactions contemplated by this Agreement, will: (a) conflict with or violate the Purchaser’s organizational documents; (b) result in a breach or default under or create in any Person the right terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any material Contract to which the Purchaser is a party or by which the Purchaser is bound, in any case with or without due notice or lapse of time or both; (c) result in the imposition of any Lien or other encumbrance on any of the assets of the Purchaser; (d) violate any Law or Judgment applicable to the Purchaser; or (e) require the Purchaser to obtain any Governmental Authorization or make any filing with any Governmental Authority, subject only to the entry of the Sale Order.

Section 4.4Legal Proceedings

.  There is no Proceeding pending or, to the Purchaser’s knowledge, threatened against the Purchaser that questions or challenges the validity of this Agreement or that may prevent, delay, make illegal or otherwise interfere with the ability of the Purchaser to consummate any of the transactions contemplated by this Agreement.

Section 4.5Availability of Funds

.  The Purchaser has immediately available cash in an amount sufficient to allow the Purchaser to perform all of its obligations under this Agreement.

Section 4.6No Knowledge of Breach or Inaccuracy

.  To the Purchaser’s knowledge, as of the date of this Agreement, there is no breach of, or inaccuracy in, or any fact, event, breach, condition or occurrence that may constitute a breach of, or inaccuracy in, any representation or warranty made by the Seller in this Agreement.

Exhibit 2.1

Section 4.7Independent Investigation

.  The Purchaser has conducted its own independent investigation, review and analysis of the Plazomicin Business and the Purchased Assets as it has deemed appropriate, which investigation, review and analysis was done by the Purchaser and its representatives.  In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Seller or its representatives (except the representations and warranties set forth in ARTICLE 3, including the related portions of the Disclosure Letter).  The Purchaser acknowledges and agrees that: (a) other than the representations and warranties set forth in ARTICLE 3, none of the Seller, any of its Affiliates, or any of their respective officers, directors, employees, agents, representatives or stockholders make or have made any representation or warranty, express or implied, at law or in equity, as to any matter whatsoever relating to the Business, the Plazomicin Business, the Purchased Assets, the Assumed Liabilities or any other matter relating to the transactions contemplated by this Agreement, and the Purchaser is purchasing the Purchased Assets from the Seller “as is” and “where is”; and (b) none of the Seller, any of its Affiliates, or any of their respective officers, directors, employees, agents, representatives or stockholders will have or will be subject to any Liability or indemnification obligation to the Purchaser or any other Person resulting from the distribution to the Purchaser or its Affiliates or representatives of, or the Purchaser’s use of, any information relating to the Business, the Plazomicin Business, or any other matter relating to the transactions contemplated by this Agreement, including any descriptive memoranda, summary business descriptions or any information, documents or material made available to the Purchaser or its Affiliates or representatives, whether orally or in writing.

ARTICLE 5
COVENANTS

Section 5.1Access and Investigation

.  Until the Closing, subject to existing confidentiality agreements and upon reasonable advance notice from the Purchaser, the Seller will allow the Purchaser and its representatives reasonable access during normal business hours and without unreasonable interference with the operation of the Plazomicin Business to: (a) such materials and information about the Plazomicin Business as the Purchaser may reasonably request; (b) specified members of management of the Plazomicin Business as the Purchaser may reasonably request, and (c) any premises used by the Seller in connection with the Plazomicin Business.

Section 5.2Operation of the Plazomicin Business.

(a)Until the Closing, except: (i) as required by Law, including in connection with the Chapter 11 Case (it being understood that no provision of this Section 5.2 will require the Seller to make any payment to any of its creditors with respect to any amount owed to such creditors on the Petition Date or which would otherwise violate the Bankruptcy Code); (ii) as expressly set forth in this Agreement or Section 5.2 of the Seller Disclosure Schedule; or (iii) as otherwise consented to by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), the Seller will operate, and will conduct the Plazomicin Business in the ordinary course of business in all material respects and use its commercially reasonable efforts to

Exhibit 2.1

(1) preserve intact the Plazomicin Business’s relationships with its suppliers, customers and others doing business with it, subject to the limitation that any payments necessary for the forgoing shall be provided for and within the amounts in the Budget approved from time to time; (2) shall continue to maintain all advertising material, all documentation that would constitute acquired Regulatory Documentation and all books and records on a basis consistent with past practice; and shall (3) continue to make all necessary or appropriate filings and payments with and to Governmental Authorities in connection with the Plazomicin Business in a timely manner, and maintain in effect all existing Regulatory Approvals and Authorizations required for the ongoing operation of the Plazomicin Business as presently conducted.

(b)Until the Closing, except: (i) as required by Law, including in connection with the Chapter 11 Case (it being understood that no provision of this Section 5.2 will require the Seller to make any payment to any of its creditors with respect to any amount owed to such creditors on the Petition Date or which would otherwise violate the Bankruptcy Code); (ii) as expressly set forth in this Agreement or Schedule 5.2 of the Seller Disclosure Schedule; (iii) as otherwise consented to by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed); or (iv) pursuant to any orders approving debtor in possession financing and/or use of cash collateral, or any KEIP/KERP orders or other orders affecting employees, entered by the Bankruptcy Court in the Chapter 11 Case, the Seller will not:

(i)amend or terminate any Assumed Contract or any other material Contract;

(ii)amend the certificate of incorporation, by-laws or other governing documents of the Seller or any Subsidiary;

(iii)waive or release any material right or claim with respect to the Purchased Assets;

(iv)sell, lease, transfer, license or otherwise dispose of, or permit any Lien on any portion of, the Purchased Assets, other than in respect of inventory in the ordinary course of business;

(v)incur or suffer to exist any indebtedness for borrowed money except any such indebtedness that is an Excluded Liability;

(vi)acquire, by merger or consolidation with, or by purchase of all or a substantial portion of the assets or stock of, or by any other manner, any business or entity, make any investment in any Person or enter into any joint venture, partnership or other similar arrangement for the conduct of the Plazomicin Business;

(vii)except as required by applicable Law or an Employee Plan: (A) grant any severance, retention or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with, any employee; (B) increase the compensation or benefits

Exhibit 2.1

provided to any employee; (C) grant any incentive awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any employee; (D) establish, adopt, enter into or amend any Employee Plan or Collective Bargaining Agreement; or (E) terminate the employment of any employee other than for cause;

(viii)transfer or dispose of, abandon, lapse, allow to lapse, sell, assign, subject to any Lien, grant any right or license to, any Acquired Intellectual Property, or disclose (except as necessary in the conduct of the Plazomicin Business consistent with past practice) to any Person, other than Purchaser or its representatives, any trade secret, formula, process or know-how that is not a matter of public knowledge prior to such disclosure;

(ix)grant any refunds, credits, rebates or other allowances to any supplier, vendor, customer or distributor related to the Plazomicin Business except in the ordinary course of business;

(x)settle, or offer or propose to settle, any material claim or Action arising out or relating to the Plazomicin Business or relating to the transactions contemplated by this Agreement;

(xi)fail to pay any Tax on or before the date when it becomes due and payable; or

(xii)agree in writing to take any of the foregoing actions.

Section 5.3Employee Matters

.  The Purchaser shall have the right, but not the obligation, to offer employment on an at-will basis or otherwise engage any of the Service Providers, at any time on or after the Closing Date, on such terms and conditions established by the Purchaser in its sole discretion. In no event shall the Purchaser be obligated to hire any engage any Service Providers for any period following the Closing.  The Purchaser shall have no obligation to continue or assume any Employee Plan of the Seller or to offer any Employee Plan to Service Providers.

Section 5.4Consents and Filings; Commercially Reasonable Efforts.

(a)Subject to the terms and conditions of this Agreement, each of the parties will use their respective commercially reasonable efforts: (i) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement; and (ii) as promptly as practicable after the date of this Agreement, to obtain all Governmental Authorizations from, and make all filings with, all Governmental Authorities, and to obtain all other consents, waiver approvals or authorizations of, declarations, filings or registrations with, or notices to all other Third Parties, that are necessary or advisable in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including the transfer and/or assignment of the

Exhibit 2.1

Purchased Assets to Purchaser as contemplated herein, in either case, in form and substance reasonably satisfactory to Purchaser.

(b)Each of the Seller and the Purchaser will promptly notify the other of any communication it or any of its Affiliates receives from any Governmental Authority relating to the transactions contemplated by this Agreement, and will permit the other party to review in advance any proposed communication by such party to any Governmental Authority.  Neither the Seller nor the Purchaser will agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry relating to the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting.  Each of the Seller and the Purchaser will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing.  Each of the Seller and the Purchaser will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.

Section 5.5Supplements to Disclosure Schedules

.  The Seller may, from time to time up to seven (7) Business Days prior to the Closing (unless a shorter period is approved by the Purchaser), by written notice to the Purchaser, supplement the Seller Disclosure Schedule or add a schedule to the Seller Disclosure Schedule (such added schedule to be deemed a supplement hereunder) in order to disclose any matter which, if occurring prior to the date of this Agreement, would have been required to be set forth or described in the Seller Disclosure Schedule or to correct any inaccuracy or breach in the representations and warranties made by the Seller in this Agreement; provided, that any such supplement shall give Purchaser an unconditional right to terminate this Agreement under Section 7.1(a)(ii) within seven (7) Business Days of the receipt by the Purchaser of any supplement to the Seller Disclosure Schedules.  Subject to this Section 5.5, none of such supplements to the Seller Disclosure Schedule will be deemed to cure the representations and warranties to which such matters relate with respect to the satisfaction of the conditions set forth in Section 6.1(a) or otherwise affect any other term or condition contained in this Agreement; provided, however, that, unless the Purchaser delivers a notice of termination with respect to such matter as contemplated by Section 7.1(a)(ii) within seven (7) Business Days of the receipt by the Purchaser of any supplement to the Seller Disclosure Schedule pursuant to this Section 5.5, the Purchaser will be deemed to have waived any and all rights to terminate this Agreement pursuant to Section 7.1(a)(ii) or otherwise arising out of or relating to the contents of such supplement and the resulting breach or breaches of the representations and warranties and the Purchaser will be deemed to have accepted the contents of such supplement for all purposes of this Agreement; and provided, further, that from and after the date the Sale Order has been entered, the Seller will have no Liability pursuant to this Agreement for any matters arising out of or relating to any of the matters disclosed on the Seller Disclosure Schedule, as supplemented or amended by the Seller prior to the date the Sale Order has been entered.

Exhibit 2.1

Section 5.6Confidentiality

.  Effective upon the Closing Date, all confidentiality agreements between the Seller and the Purchaser concerning the Seller, the Business (including the Plazomicin Business) or the transactions contemplated hereby shall terminate except as set forth in this Section 5.6 (other than with respect to the Excluded Assets and Excluded Liabilities).  Following the Closing, the Seller will, and will instruct its directors, officers, Service Providers and advisors to, hold in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all Confidential Information, except to the extent that such Confidential Information: (a) must be disclosed in connection with the obligations of the Seller pursuant to this Agreement; (b) can be shown to have been in the public domain through no fault of the Seller; (c) becomes a matter of public record as a result of the Chapter 11 Case and filings made with the Bankruptcy Court with respect thereto; or (d) was later lawfully acquired by the Seller from sources other than those related to its prior ownership of the Business.  Notwithstanding the foregoing, in no event will this Section 5.6 limit or otherwise restrict the right of the Seller to disclose such Confidential Information: (i) to its and its Affiliates’ respective directors, officers, Service Providers, agents and advisors to the extent reasonably required to facilitate any delivery or performance of this Agreement; (ii) to any Governmental Authority or arbitrator to the extent reasonably required in connection with any Proceeding relating to the enforcement of this Agreement; or (iii) as otherwise required by applicable Law.

Section 5.7Public Announcements

.  Prior to the Closing, neither the Purchaser nor the Seller will issue any press release or make any other public announcement relating to this Agreement or the transactions contemplated hereby without the prior written approval of the other party (which approval will not be unreasonably withheld, conditioned or delayed), unless required by applicable Law or by any listing agreement with any national securities exchange.  Prior to issuing any such press release or making any such other public announcement as required by applicable Law or by any listing agreement with any national securities exchange and without the other party’s prior written approval, the disclosing party will give the other party a copy of the proposed press release or other public announcement and reasonable opportunity to comment on the same.

Section 5.8Bulk Transfer Laws

.  The Seller shall ensure that the Sale Order shall provide either that: (a) the Seller has complied with any applicable bulk sale or bulk transfer Laws of any jurisdiction in connection with the transactions contemplated by this Agreement; or (b) compliance with such Laws described in the foregoing clause (a) is not necessary or appropriate under the circumstances.

Section 5.9Bankruptcy Court Matters.

(a)The Purchaser and the Seller will use their respective good faith and commercially reasonable efforts to cause the Sale Order to become a Final Order as soon as practicable after its entry.

(b)The Seller shall:

Exhibit 2.1

(i)cause the Bankruptcy Court to enter the Sale Order by no later than 11:59 p.m. prevailing Eastern time on June 24, 2019; and

(ii)consummate the Closing as promptly as practicable after entry of the Sale Order, but in no event later than 11:59 p.m. prevailing Pacific time on or before June 28, 2019 (the “Outside Date”).

(c)The Seller will promptly take such actions as are reasonably requested by the Purchaser to assist in obtaining entry of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of providing necessary assurances of performance by the Purchaser of its obligations under this Agreement and all other agreements, instruments, certificates and other documents to be entered into or delivered in connection with the transactions contemplated by this Agreement and demonstrating that the Purchaser is a good faith buyer under section 363(m) of the Bankruptcy Code.

(d)If an appeal is taken, or petition for certiorari or motion for rehearing or re-argument filed, or a stay pending appeal is requested from either the Bidding Procedures Order or the Sale Order, the Seller will promptly notify the Purchaser of such appeal, petition, motion or stay request and the Seller, with input from the Purchaser, will take all reasonable steps to defend against such appeal, petition, motion or stay request.  Notwithstanding the foregoing, nothing in this Agreement precludes the parties from consummating the transactions contemplated by this Agreement if the Sale Order has been entered and has not been stayed and the Purchaser, in its sole discretion, waives in writing the condition set forth in Section 6.1(d) that the Sale Order be a Final Order.

(e)The Seller and the Purchaser shall comply with all of their respective obligations under the Bidding Procedures Order and Sale Order (after the entry of such order by the Bankruptcy Court).

(f)The Seller shall comply (or obtain an order waiving compliance) with all requirements under the Bankruptcy Code and Bankruptcy Rules in connection with obtaining approval of the transactions contemplated by this Agreement.  The Seller shall serve on all required Persons, including: (i) all Persons who are known to possess or assert a Claim or Lien against or interest in the Purchased Assets; (ii) all applicable Governmental Authorities; (iii) all other Persons required by any order of the Bankruptcy Court, the Bankruptcy Code or the Bankruptcy Rules; and (iv) using commercially reasonable efforts to serve any other Persons that the Purchaser reasonably may request, any notice of the motions, hearings, or orders necessary to comply with its obligations under this Section 5.9 and to consummate the transactions contemplated hereby.

Section 5.10Bankruptcy Court Approval

.  The Purchaser and the Seller acknowledge that, under the Bankruptcy Code, the sale of Purchased Assets is subject to approval of the Bankruptcy Court. The Purchaser and the Seller acknowledge that to obtain such approval, the Seller must demonstrate that it has taken reasonable steps to obtain the highest or best value

Exhibit 2.1

possible for the Purchased Assets, including giving notice of the transactions contemplated by this Agreement to creditors and other interested parties as ordered by the Bankruptcy Court, providing information about the Purchased Assets to prospective bidders, entertaining higher or better offers from qualified bidders and, if necessary, conducting an Auction and selling the Purchased Assets to another qualified bidder. The Purchaser acknowledges and agrees that it is not entitled to receive a break-up fee, reimbursement of its expenses or any other “bid protections” of any kind in the event it is not the Successful Bidder.

Section 5.11Assumption & Rejection of Executory Contracts.

(a)Schedule 5.11(a) (the “Contract & Cure Schedule”) sets forth a list of all Executory Contracts that the Purchaser has advised the Seller it wants the Seller to assume and assign to the Purchaser under section 365 of the Bankruptcy Code and in accordance with Section 5.11(b) below.  The Cure Amounts in respect of each Executory Contract are also set forth in the Contract & Cure Schedule.  Subject to the Notice of Proposed Assumption and Assignment of Executory Contracts and Unexpired Leases (as amended or supplemented, the “Assignment Notice”), at any time prior to the Closing, the Purchaser, in its sole and absolute discretion, may amend the Contract & Cure Schedule to add or remove any Executory Contract in accordance with the conditions concerning notice and service to contract counterparties set forth in the Bidding Procedures and Bidding Procedures Order; provided that in the event that the Cure Amount for any Executory Contract on the Contract & Cure Schedule has not been determined as of the Closing Date, the Purchaser at any time following the Closing Date may in its sole and absolute discretion remove such Executory Contract from the Contract & Cure Schedule.  Notwithstanding the foregoing, any removal of the Ionis License Agreement from the Contract & Cure Schedule must be made by written notice from the Purchaser to the Seller no later than 4:00 p.m. (prevailing Eastern time) on June 27, 2019.

(b)Unless the Bankruptcy Court otherwise orders, each Executory Contract included on the Contract & Cure Schedule as of the Closing Date will be deemed to have been assigned to the Purchaser and become an Assumed Contract on the date (the “Assumption Effective Date”) that is the later of: (i) the Closing Date, or (ii) contemporaneously with the resolution of any objections to the assumption and assignment of such Executory Contract or, subject to Section 5.11(a), to a proposed Cure Amount, and the entry of a Section 365 Order with respect to any such Executory Contract by the Bankruptcy Court.

(c)Except as otherwise specified by the Seller or as set forth in Section 5.11(h), each Executory Contract that is not listed on the Contract & Cure Schedule as of the Closing Date will be rejected by the Seller, subject to approval by the Bankruptcy Court.  Except as set forth in Section 5.11(h), each Executory Contract that is not listed on the Contract & Cure Schedule as of the Closing Date, or which is removed from the Contract & Cure Schedule by the Purchaser as set forth in Section 5.11(a), will be deemed to be an Excluded Contract under this Agreement.

(d)The Seller and the Purchaser will comply with the procedures set forth in the Assumption Procedures and the Bidding Procedures Order with respect to the assumption

Exhibit 2.1

and assignment or rejection of any Executory Contract pursuant to, and in accordance with, this Section 5.11.

(e)Except as provided in Section 2.5(e), no designation of any Executory Contract for assumption and assignment or rejection in accordance with this Section 5.11, the Bidding Procedures, the Bidding Procedures Order or the Sale Order will give rise to any adjustment to the Purchase Price.

(f)If at any time, prior to the earlier of confirmation of a plan in the Chapter 11 Case or entry or an order dismissing the Chapter 11 Case, it is discovered that a Contract material to the operation of the Plazomicin Business should have been listed on Schedule 3.8 of the Seller Disclosure Schedule, but was not so listed (any such Contract, a “Previously Omitted Contract”), the Seller shall, promptly following the discovery thereof (but in no event later than five (5) Business Days following the discovery thereof), notify the Purchaser in writing of such Previously Omitted Contract and provide the Purchaser with a copy of such Previously Omitted Contract and the Cure Amount (if any) in respect thereof.  The Purchaser shall thereafter deliver written notice to the Seller, no later than five (5) Business Days following such notice of such Previously Omitted Contract from the Seller, if the Purchaser elects to so include such Previously Omitted Contract on the Contract & Cure Schedule.

(g)If the Purchaser includes a Previously Omitted Contract on the Contract & Cure Schedule in accordance with Section 5.11(f), the Seller shall file and serve a notice on the contract counterparties to such Previously Omitted Contract notifying such counterparties of the Seller’s intention to assume and assign to the Purchaser such Previously Omitted Contract, including the proposed Cure Amount (if any).  Such notice shall provide such contract counterparties with ten (10) Business Days to object, in writing, to the Seller and the Purchaser to the assumption of its Contract.  If such counterparties, the Seller and the Purchaser are unable to reach a consensual resolution with respect to the objection, the Seller will seek an expedited hearing before the Bankruptcy Court to seek approval of the assumption and assignment of such Previously Omitted Contract.  If no objection is timely served on the Seller and the Purchaser, then such Previously Omitted Contract shall be deemed assumed by the Seller and assigned to the Purchaser pursuant to the Sale Order.  Each of the Seller and the Purchaser shall execute, acknowledge and deliver such other instruments and take commercially reasonable efforts as are reasonably practicable for the Purchaser to assume the rights and obligations under such Previously Omitted Contract.

(h)Notwithstanding anything contained in this Section 5.11, during the Election Period, the Purchaser will have the right to require that the Seller use its commercially reasonable efforts to assume and assign to the Purchaser or its designee(s) (i) any additional Executory Contracts that it determines, in its reasonable discretion, is material to the operation of the Plazomicin Business but which was not otherwise included on Schedule 3.8 of the Seller Disclosure Schedule or (ii) any Specified Contract that was removed from the Contract & Cure Schedule prior to the Closing (“Additional Contracts”) for no additional consideration; provided, that the Purchaser or its designee(s) will pay to the Seller the full Cure Amount for each Additional Contract that it assumes, and during the Election Period the Purchaser shall pay to the

Exhibit 2.1

Seller on a current basis any post-petition administrative expense arising under all Additional Contracts, pending the determination whether such Additional Contracts will be assumed and assigned or rejected. Within three (3) Business Days of receipt of written notice from the Purchaser directing the Seller to seek the assumption and assignment of any Additional Contract, the Seller shall promptly file with the Bankruptcy Court a notice of proposed assignment (the “Additional Contracts Notice”) which Assignment Notice shall include a Section 365 Order.  The Additional Contracts Notice and Section 365 Order shall be in form and substance reasonably acceptable to the Purchaser.  The Seller shall file the Additional Contracts Notice and serve it on all Persons entitled to notice thereof, all in accordance with the applicable provisions of the Bankruptcy Code and applicable order(s) of the Bankruptcy Court, including the Bidding Procedures Order and the Sale Order.  Upon entry of the Section 365 Order (unless such Section 365 Order shall have been stayed, modified, reversed or amended), such Additional Contracts shall be deemed to be Assumed Contracts for all purposes under this Agreement.  The Purchaser shall promptly reimburse the Seller for all reasonable costs and expenses of the Seller incurred in complying with the terms of this Section 5.11.  Nothing in this Section 5.11 shall be deemed to require the Seller to remain a debtor in the Chapter 11 Case or maintain its corporate existence for any period of time beyond forty-five (45) days after the Closing Date.

Section 5.12Back-Up Bidder

.  If an Auction is conducted, and the Seller does not choose the Purchaser as the Successful Bidder, but instead chooses the Purchaser as the bidder as having submitted the next highest or otherwise best bid at the conclusion of such Auction (the “Back-Up Bidder”), the Purchaser shall be the Back-Up Bidder and its bid shall be the last highest bid of the Purchaser made at the Auction. If the Purchaser is chosen as the Back-Up Bidder, the Purchaser shall be required to keep its bid to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon by the Purchaser prior to or at the Auction) open and irrevocable until the earlier of: (i) the date of closing on the sale of the Purchased Assets to the Successful Bidder; and (ii) twenty-five (25) Business Days following the date the order approving the sale of the Purchased Assets to the Successful Bidder shall have become a Final Order (such date, the “Back-Up Period”); provided, however, that if the Successful Bidder shall fail to close on its purchase of the Purchased Assets within the period set forth above, the Back-Up Bidder shall be deemed to be the Successful Bidder and the Seller will be authorized, without further order of the Bankruptcy Court, to, and the Back-Up Bidder shall, consummate the transactions contemplated by this Agreement within ten (10) Business Days of becoming the Successful Bidder on the terms and conditions set forth in this Agreement (as the same may be improved upon by the Purchaser prior to or at the Auction).

Section 5.13Post-Auction Supplement

.  Following the conclusion of the Auction, the Seller will promptly file with the Bankruptcy Court a supplement (the “Supplement”) that will inform the Bankruptcy Court of the results of the Auction.  The Supplement will identify, among other things: (i) the Successful Bidder as the proposed purchaser of the Purchased Assets; (ii) the amount and form of consideration to be paid by the Successful Bidder for the Purchased Assets; (iii) the Assumed Liabilities to be assumed by the Successful Bidder; (iv) the Executory Contracts to be assumed by the Seller and assigned to the Successful Bidder, or the Seller’s

Exhibit 2.1

rights and interests therein to be sold and transferred to the Successful Bidder, as the case may be; and (v) the Executory Contracts designated to be rejected by the Seller (subject to Purchaser’s rights under Section 5.11 of this Agreement and the Assignment Notice).  The Supplement will also include similar information relating to the Back-Up Bidder and its bid.  In addition, the Seller will attach to the Supplement: (a) the proposed or revised proposed Sale Order, with any revisions necessary to reflect the results of the Auction, approving the sale to the Successful Bidder; (b) a copy of this Agreement, with any amendments necessary to reflect the results of the Auction, or a copy of the purchase agreement entered into by the Seller and such other Successful Bidder, following the Auction; and (c) any additional information or documentation relevant to the Successful Bidder.  The Seller will file the Supplement on the docket for the Chapter 11 Case as promptly as is reasonably practicable prior to the Sale Hearing, but will not be required to serve the same on any parties-in-interest in the Chapter 11 Case.

Section 5.14Payments Received.

  The Seller, on the one hand, and the Purchaser, on the other hand, each agree that, after the Closing, each will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using commercially reasonable efforts not to convert such checks into cash) or other property that they may receive on or after the Closing which belongs to the other and will account to the other for all such receipts.  Without limiting the generality of the foregoing, the Seller (prior to the entry by the Bankruptcy Court of an order confirming a Chapter 11 plan or dismissing the Chapter 11 Case) agrees to cooperate with the Purchaser, at the sole cost of the Purchaser, to inform parties owing payments to the Plazomicin Business after the Closing that constitute Purchased Assets (the “Business Payments”) of the accounts of the Purchaser that should receive such Business Payments following the Closing and otherwise reasonably assist the Purchaser to ensure that such Business Payments are made to such accounts. The Seller, on the one hand, and the Purchaser, on the other hand, hereby agrees that any payments mistakenly received by it or its respective Affiliates shall be promptly transferred and delivered back to the other party or its Affiliate, as applicable.

Section 5.15Cessation of Use of Acquired Intellectual Property.

  For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary: (a) the Seller acknowledges and agrees that, from and after the Closing, the Seller shall not have any right, title or interest in or to any Acquired Intellectual Property; and (b) from and after the Closing, the Seller shall cease and discontinue any and all use or other Exploitation of any and all Acquired Intellectual Property.

Section 5.16Transfer of Governmental Authorizations and IP Registrations.

  From and after the date hereof, the Seller, on the one hand (subject to the availability of funds for such purpose), and the Purchaser, on the other hand, shall, and shall cause their respective Affiliates to, reasonably cooperate to transfer to the Purchaser as of the Closing (or as soon as reasonably practicable thereafter) all Company IP Registrations and Governmental Authorizations included in the Purchased Assets, including any that is necessary for the import, manufacture, distribution, marketing and sale by the Purchaser of the products of the Plazomicin Business under applicable

Exhibit 2.1

Law (including the related MAAs made by the Seller or the Subsidiaries), in each case, to the extent such Company IP Registrations and Governmental Authorizations are transferable, and to enable the continued maintenance of any Company IP Registrations; provided that: (a) any reasonable, documented out-of-pocket costs associated with such cooperation by the Seller after the Closing (including the pro rata portion of the costs of any Service Provider directly providing such cooperation after the Closing, as determined by the amount of time dedicated by such Service Provider to such cooperation as a proportion of all time dedicated by such Service Provider to the Seller) shall be borne by the Purchaser; and (b) nothing in this Section 5.16 shall be deemed to require the Seller to remain a debtor in the Chapter 11 Case or maintain its corporate existence for any period of time beyond forty-five (45) days after the Closing Date; provided that the foregoing shall not be deemed to require the Seller to take any action in violation of the DIP Loan Agreement.

Section 5.17Further Actions

.

(a)The Purchaser shall use its commercially reasonable efforts to enter into a new supply agreement with Hovione substantially upon the terms read into the record by Hovione at the Auction (the “New Hovione Agreement”).

(b)Within three (3) Business Days of request by the Seller, the Purchaser shall execute and deliver to the Seller and the China Licensee, an assignment and assumption agreement, in form and substance reasonably satisfactory to the Seller and the Purchaser, pursuant to which the Seller will assign, and the Purchaser will assume, all rights and obligations of the Seller under the China License Agreement.

(c)The Seller shall cooperate with the Purchaser in connection with its submission of the BARDA Bid, including providing any consent, authorization, or documentation reasonably requested by the Purchaser in connection with such submission.

(d)To the extent that any inventory included in the Purchased Assets is held by or in the control of a Third Party, the Seller will use commercially reasonable efforts to deliver, at the cost and direction of the Purchaser, possession or control of such inventory to the Purchaser at or as promptly as is practicable following the Closing (including the delivery of appropriate notices and instructions to such Third Parties, and requests to such Third Parties to provide the Seller and the Purchaser with acknowledgements as to the inventory in such form and substance as the Purchaser may reasonably request).

(e)The Purchaser will negotiate in good faith and use commercially reasonable efforts to finalize the China License Agreement on terms reasonably acceptable to Purchaser as soon as reasonably practicable following the date hereof.

(f)The Seller will cooperate with the Purchaser and use reasonable best efforts to facilitate a call or meeting with Ionis Pharmaceuticals, Inc. as soon as practicable after the date of this Agreement for the purpose of allowing the Purchaser the ability to renegotiate and amend the Ionis License Agreement.

Exhibit 2.1

(g)Subject to the other express provisions of this Agreement, upon the request of either party to this Agreement, the other party will execute and deliver such other documents, instruments and agreements as the requesting party may reasonably require for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.

Section 5.18Use of Seller Corporate Names

.  Notwithstanding anything to the contrary in this Agreement, the Purchaser and any successor or permitted assignee under Section 10.5 shall have a non-exclusive, non-transferable, royalty free, fully paid-up license to use the Seller Corporate Names.

ARTICLE 6
CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

Section 6.1Conditions to the Obligation of the Purchaser

.  The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the Purchaser becoming the Successful Bidder (whether following the conclusion of the Auction or thereafter as a result of the Successful Bidder failing to close) and to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part, in its sole and absolute discretion):

(a)Accuracy of Representations and Warranties.  The representations and warranties of the Seller in ARTICLE 3 must be true and correct in all respects as of the Closing (other than representations and warranties which by their terms are made as of a specific date, which shall have been true and correct in all respects as of such date), except where the failure of such representations and warranties to be so true and correct (disregarding all materiality qualifiers contained therein for this purpose) has not had, and would not reasonably be expected to have, a Material Adverse Effect;

(b)Performance of Covenants.  All of the covenants and obligations that the Seller is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects;

(c)No Action.  There must not be in effect any Law or Judgment that would prohibit or make illegal the consummation of the transactions contemplated by this Agreement;

(d)Sale Order.  The Sale Order must be a Final Order and must be in form and content satisfactory to the Purchaser;

(e)No Material Adverse Effect.  There shall not have occurred any event or occurrence (regardless of whether such event or occurrence constitutes a breach of any representation, warranty, or covenant of the Seller under this Agreement) after the date of this Agreement which has had, or would reasonably be expected to have, a Material Adverse Effect; and

Exhibit 2.1

(f)Transaction Documents.  The Seller must have delivered or caused to be delivered each document under Section 2.9(a).

Section 6.2Conditions to the Obligations of the Seller

.  The obligation of the Seller to perform any obligations hereunder, including to consummate the transactions contemplated by this Agreement, is subject to the Purchaser becoming the Successful Bidder (whether following the conclusion of the Auction or thereafter as a result of the Successful Bidder failing to close) and to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Seller, in whole or in part):

(a)Accuracy of Representations and Warranties.  The representations and warranties of the Purchaser in ARTICLE 4 must be true and correct in all respects as of the Closing (other than representations and warranties which by their terms are made as of a specific date, which shall have been true and correct in all respects as of such date), except where the failure of such representations and warranties to be so true and correct (disregarding all materiality qualifiers contained therein for this purpose) has not had, and would not reasonably be expected to have, a material adverse effect on the Purchaser’s ability to timely complete the transactions contemplated by this Agreement;

(b)Performance of Covenants.  All of the covenants and obligations that the Purchaser is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects;

(c)No Action.  There must not be in effect any Law or Judgment that would prohibit or make illegal the consummation of the transactions contemplated by this Agreement;

(d)Sale Order.  The Sale Order must be a Final Order and must be in form and content satisfactory to the Seller;

(e)Transaction Documents.  The Purchaser must have delivered or caused to be delivered to the Seller each document that Section 2.9(b) requires it to deliver; and

(f)Hovione Release.  Hovione must have granted the Hovione Release.

ARTICLE 7
TERMINATION

Section 7.1Termination Events.

(a)This Agreement may, by written notice given before the Closing (other than in the case of clause (vi) upon which termination shall be automatic), be terminated (other than in the case of clause (vi) upon which termination of this Agreement shall be automatic):

(i)by mutual consent of the Purchaser and the Seller;

Exhibit 2.1

(ii)by the Purchaser (so long as the Purchaser is not then in material breach of any of its representations, warranties or covenants contained in this Agreement), if (A) there has been a breach of any of the Seller’s representations, warranties or covenants contained in this Agreement which would result in the failure of the conditions set forth in Section 6.1(a) or Section 6.1(b), as applicable, to be satisfied, and which breach has not been cured within ten (10) days after written notice of such breach has been delivered to the Seller from the Purchaser or cannot be cured by the Outside Date; (B) in accordance with Section 5.5; or (C) any other condition set forth in Section 6.1 remains unsatisfied by the Outside Date;

(iii)by the Seller (so long as the Seller is not then in material breach of any of its representations, warranties or covenants contained in this Agreement), if (A) there has been a breach of any of the Purchaser’s representations, warranties or covenants contained in this Agreement which would result in the failure of a condition set forth in Section 6.2(a) or Section 6.2(b), as applicable, to be satisfied, and which breach has not been cured within ten (10) days after written notice of such breach has been delivered to the Purchaser from the Seller or cannot be cured by the Outside Date; or (B) any other condition set forth in Section 6.2 remains unsatisfied by the Outside Date;

(iv)by either the Purchaser or the Seller, if there is in effect a Final Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 7.1(a)(iv) will not be available to any party whose failure to fulfill any covenant or obligation under this Agreement is the cause of or resulted in the action or event described in this Section 7.1(a)(iv) occurring;

(v)by the Purchaser if: (A) the Chapter 11 Case is dismissed or converted into a case under Chapter 7 of the Bankruptcy Code; or (B) an examiner with expanded powers or trustee is appointed in the Chapter 11 Case; or

(vi)automatically if the Purchaser amends the Contract & Cure Schedule to remove the Ionis License Agreement.

(b)This Agreement shall terminate automatically in the event that: (i) the Purchaser is not chosen at the Auction to be the Successful Bidder or Back-Up Bidder; or (ii) the Purchaser is chosen at the Auction to be the Back-Up Bidder upon the expiration of the Back-Up Period.

Section 7.2Effect of Termination.

(a)If this Agreement is terminated pursuant to Section 7.1, this Agreement and all rights and obligations of the parties under this Agreement automatically end without Liability against any other party or its Affiliates, except that Section 5.7 (Public Announcements), Section 5.12 (Back-Up Bidder), ARTICLE 10 (General Provisions) (except for Section 10.11 (Specific Performance)) and this Section 7.2 shall remain in full force and survive

Exhibit 2.1

any termination of this Agreement. Notwithstanding the foregoing, but except as contemplated in Section 7.2(b) below (in which case the forfeiture of the Deposit as liquidated damages shall be the sole and exclusive remedy), in the event this Agreement is terminated by a party because of the knowing and intentional breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s knowing and intentional failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal rights and remedies hereunder and under applicable Law will survive such termination unimpaired.

(b)Following entry by the Bankruptcy Court of an order authorizing the sale to the Purchaser either as the Successful Bidder or Back-Up Bidder, the Deposit shall be forfeited to the Seller as liquidated damages if either (i) the Purchaser fails to consummate the sale as the result of a breach by the Purchaser of any of its obligations under this Agreement or (ii) this Agreement is terminated pursuant to Section 7.1(a)(vi); provided, that the Seller is not in material breach of its obligations under Section 5.17(f).

(c)Subject to clause (b) above, the Seller shall return the Deposit (with interest thereon at the rate specified, if any, in the Escrow Agreement) to the Purchaser within five (5) Business Days (i) following entry by the Bankruptcy Court of an order authorizing the sale of the Purchased Assets to a Person other than the Purchaser who submitted a Qualified Bid, unless the Purchaser shall have been designated as the Back-Up Bidder, in which case clause (d) below shall apply, (ii) following termination by Purchaser under Section 7.1, or (iii) following termination by the Seller under Section 7.1(a)(iii) solely as a result of a failure of the condition set forth in Section 6.2(f) to be satisfied, provided that the Purchaser has complied with its obligations under Section 5.17(a).

(d)Subject to clause (b) above, in the event the Purchaser shall have been chosen as the Back-Up Bidder, the Purchaser’s Deposit shall be returned to the Back-Up Bidder (with interest thereon at the rate specified, if any, in the Escrow Agreement) within five (5) Business Days following the date its bid is no longer required to be open and irrevocable as set forth in Section 5.13. If the Back-Up Bidder is subsequently designated by the Seller as the Successful Bidder as a result of the failure of the Successful Bidder to close on the sale within the time period set forth in Section 5.13, the Back-Up Bidder shall be deemed to be the Successful Bidder and the Seller and the Back-Up Bidder shall close the sale of the Purchased Assets within ten (10) Business Days of the Back-Up Bidder becoming the Successful Bidder.  Subject to clause (b) above, the Deposit of the Back-Up Bidder shall be held in escrow until such closing and applied (with interest thereon at the rate specified, if any, in the Escrow Agreement) to its obligations at the closing of the sale in accordance with Section 2.6 and Section 2.9(b)(i).

ARTICLE 8
NO SURVIVAL

Section 8.1No Survival of Representations and Warranties and Certain Covenants

.  Each of the representations, warranties and covenants (other than covenants that, by their terms, survive the Closing or termination of this Agreement) in this Agreement or any agreement or

Exhibit 2.1

certificate to be executed or delivered in connection with the transactions contemplated by this Agreement shall terminate at the Closing or upon termination of this Agreement pursuant to Section 7.1 and, following the Closing or the termination of this Agreement, as the case may be, no party shall make any claim whatsoever for any breach of any such representation, warranty or covenant hereunder, subject to Section 7.2.  Nothing in this Section 8.1 shall limit the ability of Purchaser to seek or obtain a return of the Deposit in accordance with this Agreement or the Escrow Agreement.

ARTICLE 9
TAX MATTERS

Section 9.1Transfer Taxes

.  The Purchaser will pay in a timely manner all applicable sales, use, ad valorem, property, transfer, conveyance, documentary, recording, notarial, value added, excise, registration, stamp, gross receipts and similar Taxes and fees (“Transfer Taxes”), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement, including expenses and fees relating to registering Acquired Intellectual Property in the name of the Purchaser or its designee, regardless of whether such Transfer Taxes, expenses and fees are imposed by Law on the Purchaser, the Purchased Assets or the Seller.  Any Tax Returns that must be filed in connection with any Transfer Taxes will be prepared by the party that customarily has primary responsibility for filing such Tax Returns pursuant to the applicable Law under and according to which the respective Tax Returns are due to be filed; provided, however, that the preparing party will deliver such Tax Returns for the other party’s review and approval (not to be unreasonably withheld, conditioned or delayed) at least ten (10) Business Days prior to the applicable due date.  The parties will cooperate with each other in the provision of any information or preparation of any documentation that may be necessary or useful for obtaining any available mitigation, reduction or exemption from any such Transfer Taxes, or otherwise to comply with its obligations with respect to Transfer Taxes.

Section 9.2Proration items

.  Personal property Taxes, real property Taxes and other similar Taxes (the “Proration Items”) with respect to the Purchased Assets for any taxable period beginning before the Closing Date and ending after the Closing Date shall be prorated on a per diem basis between the Purchaser and the Seller as of the Closing Date.  The amount of the Proration Items attributable to the Seller shall be equal to the amount of Tax for the period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the period through and including the Closing Date and the denominator of which shall be the entire number of days in the period.  For purposes of allocating all other Taxes (“Non-Proration Items”) with respect to the Purchased Assets for any Straddle Period, such Taxes shall be allocated between the pre-Closing portion of such Straddle Period and the post-Closing portion of such Straddle Period based on an interim closing of the books at the end of the day on the Closing Date.  The Seller shall bear any Non-Proration Items allocable to the pre-Closing portion of any Straddle Period and any other unpaid Taxes with respect to the Purchased Assets for Tax periods ending on or prior to the Closing Date (such Non-Proration Items and other pre-Closing Date Taxes, “Other Seller Taxes”).  The amount of all such Proration Items attributable to the Seller and the amount of any Other Seller Taxes shall be estimated as of the Closing Date and

Exhibit 2.1

deducted from the Purchase Price at the Closing; provided, however that final payments with respect to the Proration Items or Other Seller Taxes that are not able to be calculated as of the Closing Date shall be calculated and the Seller (or any successor thereof or any estate) shall pay over any additional amount as soon as practicable after the Closing Date, but no later than five (5) Business Days after determination of such additional amounts.

ARTICLE 10
GENERAL PROVISIONS

Section 10.1Notices

.  All notices and other communications under this Agreement must be in writing and are deemed duly delivered when: (a) delivered, if delivered personally or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or by email with confirmation of receipt (or, the first Business Day following such transmission if the date of transmission is not a Business Day); or (c) received or rejected by the addressee, if sent by United States of America certified or registered mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other party):

If to the Seller:

Achaogen, Inc.

One Tower Place, Suite 400

South San Francisco, California 94080

Attn: Blake Wise, Chief Executive Officer

Email:bwise@achaogen.com

Meru, LLC

1372 Peachtree Street, NW, Suite 2121

Atlanta, GA 30309

Attn:Nick Campbell, Managing Partner

Email:nick@wearemeru.com

with a copy (which will not constitute notice) to:

Hogan Lovells US LLP

1999 Avenue of the Stars, Suite 1400

Los Angeles, California 90067

Attn:  Richard Wynne, Esquire

Erin Brady, Esquire

Email: rick.wynne@hoganlovells.com

erin.brady@hoganlovells.com

Exhibit 2.1

following the Closing, with a copy (which will not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attn:Arik Preis, Esq.

Email:apreis@akingump.com

If to the Purchaser:

Cipla USA Inc.

c/o Cipla Ltd.

Cipla House, Peninsula Business Park

Ganapatrao Kadam Marg, Lower Parel West

Mumbai, Maharashtra 400013, India

Attn: A.S. Kumar, Esq., Global General Counsel

Email:as.kumar@cipla.com

cosecretary@cipla.com

with a copy (which will not constitute notice) to:

Kelley Drye & Warren LLP

101 Park Avenue, 27th Floor

New York, New York 10178

Attn: Deepak Nambiar, Esq.

Email: DNambiar@KelleyDrye.com

Section 10.2Amendment

.  Except as otherwise expressly contemplated by this Agreement, this Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party hereto and that identifies itself as an amendment to this Agreement.  Notwithstanding anything to the contrary herein, any deadline set forth in this Agreement that: (a) does not fall on a Business Day shall automatically be extended to the next Business Day; or (b) requires the Bankruptcy Court to either (i) hold a hearing by a specified date, or (ii) enter an order by a specified date, shall be subject to the Bankruptcy Court’s availability, calendar or discretion and such deadline shall automatically be extended to such date as the Bankruptcy Court is available or its calendar shall permit it to hold such hearing or enter such order, as applicable.  All deadlines set forth herein may be modified by the parties in accordance with this Section 10.2.

Section 10.3Waiver and Remedies

.  The parties may, but are not required to: (a) extend the time for performance of any of the obligations or other acts of the other party to this Agreement; (b) waive any inaccuracies in the representations and warranties of the other party to this Agreement contained in this Agreement; or (c) waive compliance with any of the covenants or conditions for the benefit of such party contained in this Agreement.  Subject to Section 5.5: (i) any such extension or waiver by a party to this Agreement will be valid only if set forth in a

Exhibit 2.1

written document signed on behalf of the party granting such waiver or extension; (ii) no extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant or condition, as the case may be, other than that which is specified in the written extension or waiver; and (iii) no failure or delay by a party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy.  Notwithstanding anything to the contrary herein, any deadline set forth in this Agreement that does not fall on a Business Day shall automatically be extended to the next Business Day.

Section 10.4Entire Agreement

.  This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at or prior to the Closing) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, or either of them, written or oral, with respect to the subject matter of this Agreement.

Section 10.5Assignment, Successors and No Third Party Rights

.  This Agreement binds and benefits the parties and their respective successors (including any trustee, receiver, receiver-manager, interim receiver or monitor or similar officer appointed in any respect of the Seller under Chapter 11 or Chapter 7 of the Bankruptcy Code and any Person appointed as a successor to the Seller pursuant to a confirmed Chapter 11 plan).  No party may delegate any performance of its obligations under this Agreement, except that the Purchaser may at any time delegate the performance of its obligations (other than the obligation to pay the Purchase Price) to any Affiliate of the Purchaser so long as the Purchaser remains fully responsible for the performance of the delegated obligation.  The Purchaser may designate one or more Affiliates, including any special purpose entities that may be organized by the Purchaser for such purpose, to take title to the Purchased Assets or any portion thereof and operate the business going forward, and upon written notice to the Seller of any such designation by the Purchaser, the Seller agrees to execute and deliver all instruments of transfer with respect to the Purchased Assets directly to, and in the name of, the Purchaser’s designees. No designation shall affect, in any way, any guaranty of payment and performance provided to the Seller by the Purchaser, and such guaranty shall continue to obligate the guarantor. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement (which includes any trustee, receiver, receiver-manager, interim receiver or monitor or similar officer appointed in any respect of the Seller under Chapter 11 or Chapter 7 of the Bankruptcy Code and any Person appointed as a successor to the Seller pursuant to a confirmed Chapter 11 plan), any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as may inure to a successor or permitted assignee under this Section 10.5.

Section 10.6Severability

.  In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and

Exhibit 2.1

the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by applicable Law.

Section 10.7Exhibits and Schedules

.  The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement.  The Seller Disclosure Schedule is arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of ARTICLE 3.  The disclosure in any section or paragraph of the Seller Disclosure Schedule, and those in any amendment or supplement thereto, shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section or paragraph of ARTICLE 3, except to the extent that (a) such information is cross-referenced in another part of the Seller Disclosure Schedule; or (b) it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another representation or warranty of the Seller in ARTICLE 3. The information contained in the Seller Disclosure Schedule is intended only to qualify the representations and warranties of the Seller contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations or warranties.  Certain of the information contained in the Seller Disclosure Schedule may not be required to be disclosed pursuant to this Agreement and be included solely for informational purposes.  The inclusion of any information in the Seller Disclosure Schedule shall not be construed as an admission or acknowledgement, in and of itself, that such information is material to the Business or the Seller or any of its Subsidiaries.  No information contained in the Seller Disclosure Schedule shall be deemed to be an admission of any liability or obligation by the Seller to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.

Section 10.8Interpretation

.  In the negotiation of this Agreement, each party has received advice from its own attorney.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against either party because that party or its attorney drafted the provision.

Section 10.9Expenses

.  Except as otherwise provided herein, each party will pay its own direct and indirect expenses incurred in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives.

Section 10.10Limitation on Liability

.  Notwithstanding any other provision of this Agreement to the contrary, in no event will any party or any of its Affiliates be liable for any special, incidental, indirect, exemplary, punitive or consequential damages (including lost profits, loss of revenue or lost sales) in connection with any claims, losses, damages or injuries arising out of the conduct of such party pursuant to this Agreement, regardless of whether the nonperforming party was advised of the possibility of such damages or not.

Exhibit 2.1

Section 10.11Specific Performance

.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by either party in accordance with such party’s specific terms or were otherwise breached by such party.  The parties accordingly agree that, prior to the termination of this Agreement pursuant to Section 7.1, in addition to any other remedy to which a non-breaching party is entitled at law or in equity, the non-breaching party is entitled to injunctive relief to prevent breaches of this Agreement by the breaching party and otherwise to enforce specifically the provisions of this Agreement against the breaching party; provided that, the non-breaching party shall only be entitled to injunctive relief if such non-breaching party is not otherwise in breach of this Agreement or if the breaching party is not otherwise entitled to terminate this Agreement.  Each party expressly waives any requirement that the other party obtains any bond or provides any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.  Notwithstanding anything contained in this Section 10.11, the liquidated damages set forth in Section 7.2(b) shall be the sole and exclusive remedy of the Seller if the Purchaser fails to consummate the transactions contemplated under this Agreement as the result of a breach by the Purchaser of any of its obligations hereunder.

Section 10.12Governing Law; Jurisdiction; Waiver of Jury Trial

.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.  BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT, DISPUTE OR PROCEEDING ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT IN THE FEDERAL OR STATE COURTS OF COMPETENT JURISDICTION LOCATED IN THE STATE OF DELAWARE OR IN THE BANKRUPTCY COURT (FOR SO LONG AS THE BANKRUPTCY COURT HAS JURISDICTION) AND EACH OF THE PARTIES HERETO IRREVOCABLY ACCEPTS AND SUBMITS ITSELF TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, GENERALLY AND UNCONDITIONALLY, AND WAIVES ANY OBJECTIONS AS TO VENUE OR INCONVENIENT FORUM.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT HEREBY.  NOTWITHSTANDING THE FOREGOING CONSENT TO JURISDICTION, SO LONG AS THE BANKRUPTCY COURT HAS JURISDICTION, EACH OF THE PARTIES AGREES THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF THE BANKRUPTCY COURT.

Section 10.13No Joint Venture

.  Nothing in this Agreement creates a joint venture or partnership between the parties.  This Agreement does not authorize any party hereto (a) to bind or commit, or to act as an agent, employee or legal representative of, any other party, except as

Exhibit 2.1

may be specifically set forth in other provisions of this Agreement, or (b) to have the power to control the activities and operations of any other party.  Each party agrees not to hold itself out as having any authority or relationship contrary to this Section 10.13.

Section 10.14Counterparts; Signatures

.  The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement.  This Agreement is effective upon delivery of one executed counterpart from each party to the other party.  The signatures of all parties need not appear on the same counterpart.  The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.

Section 10.15Preservation of Records; Post-Closing Access and Cooperation.

(a)For a period equal to the lesser of: (i) eighteen (18) months after the Closing Date; and (ii) the closing of the Chapter 11 Case by the Bankruptcy Court (the “Post-Closing Access and Cooperation Period”), the Purchaser shall preserve and retain all books and records in its possession that are Purchased Assets (including any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations) relating to the Purchased Assets prior to the Closing Date.

(b)During the Post-Closing Access and Cooperation Period, subject to existing confidentiality agreements and upon reasonable advance notice from the Seller (or its designee or successor), the Purchaser shall provide reasonable cooperation to the Seller and its representatives (or its designee or successors, which may include the trustee of a liquidating trust) for the purpose of winding-up its affairs and finalizing the administration of the Chapter 11 Case, including its books and records with respect to the Purchased Assets prior to the Closing Date, at the sole cost of the Seller.  During the Post-Closing Access and Cooperation Period, the Purchaser shall cooperate with, and shall permit and use its reasonable commercial efforts to cause, its personnel to cooperate with the Seller (or, its designee or successors) after the Closing and upon receipt of prior written notice, in furnishing information, testimony and other assistance with respect to the Purchased Assets for periods prior to the Closing Date as reasonably required in connection with any action or proceeding relating to the Chapter 11 Case; provided, that such access does not unreasonably interfere with the Purchaser’s business or operations.

[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

SELLER:

ACHAOGEN, INC.

By: /s/ Blake Wise

Name:Blake Wise

Chief Executive Officer

Title:Chief Executive Officer

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

PURCHASER:

CIPLA USA, INC.

By: /s/ Nikhil Lalwani

Name:Nikhil Lalwani

Title: CEO – Cipla North America

EXHIBIT A

FORM OF BILL OF SALE

This BILL OF SALE (this “Bill of Sale”) is made as of the ___ day of _____, 2019, by and between Achaogen, Inc. (“Seller”), to and in favor of ______ (“Purchaser”).  Seller and Purchaser are each a “Party” hereto and are collectively referred to herein as the “Parties”.  All capitalized terms that are not otherwise defined herein shall have the meanings given to such terms in the Agreement (as defined below).

WHEREAS, Seller and Purchaser have entered into that certain Asset Purchase Agreement dated _____, 2019 (the “Agreement”), pursuant to which the Seller agreed to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser agreed to purchase from Seller, all of Seller’s right, title and interest in and to the Purchased Assets, including, but not limited to, the Assumed Contracts, free and clear of all liens, pledges, mortgages, hypothecations and other encumbrances other than the Assumed Liabilities and the China License Rights (the “Sale”);

WHEREAS, the Bankruptcy Court entered the Sale Order on  ______, 2019, approving the Sale of the Purchased Assets to Purchaser on the terms set forth in the Agreement and in the Sale Order; and

WHEREAS, pursuant to the Agreement, Seller has agreed to execute and deliver this Bill of Sale to effectuate the sale, transfer, assignment, conveyance and delivery of the Purchased Assets to Purchaser and its successors and assigns.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

1.For and in consideration of payment by Purchaser to Seller of the Purchase Price, all upon the terms and subject to the conditions set forth in the Agreement, the receipt, sufficiency and adequacy of which are hereby acknowledged and accepted by Seller, Seller hereby sells, transfers, assigns, conveys and delivers to Purchaser, its successors and assigns, all of Seller’s entire right, title and interest in, to and under the Purchased Assets, free and clear of all liens, pledges, mortgages, hypothecations and other encumbrances other than the Assumed Liabilities and the China License Rights, the same to be held and enjoyed by Purchaser for its use and enjoyment, and for the use and enjoyment of its successors, assigns and other legal representatives, as the same would have been held and enjoyed by Seller had this sale, transfer, assignment, conveyance and delivery not been made.

2.Seller and Purchaser hereby agree to execute and deliver any and all additional documents that Seller or Purchaser may reasonably request in order to more fully effect the agreements set forth in this Bill of Sale.

3.This Bill of Sale shall be subject to the terms and conditions set forth in the Agreement and the Sale Order.  Seller and Purchaser hereby acknowledge and agree that the provisions of this Bill of Sale shall not modify or limit the full force and effect of the terms and provisions of the Agreement or the Sale Order, and that in the event of a conflict between the terms and provisions of this Bill of Sale and the terms and provisions of the Agreement, the terms and provisions of the Agreement, as approved by the Sale Order, shall prevail, govern and control in all respects without limitation.

4.Section 10.12 of the Agreement is hereby incorporated by reference into this Bill of Sale and shall apply as if fully set forth herein mutatis mutandis.

5.The Parties may execute this Bill of Sale in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement.  This Bill of Sale is effective upon delivery of one executed counterpart from one Party to the other Party.  The signatures of all Parties need not appear on the same counterpart.  The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending Party’s signature(s) is as effective as signing and delivering the counterpart in person.

6.The undertakings, covenants and agreements set forth herein shall be binding upon and inure to the benefit of Seller and Purchaser and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Bill of Sale as of the date first above written.

SELLER: ACHAOGEN, INC. By: Name: Title: PURCHASER: CIPLA USA, INC. By: Name: Title:

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of ______, 2019 (the “Agreement”), among Achaogen, Inc., as assignor (the “Assignor”), a Delaware corporation, and _______, a __________________, in its capacity as assignee (the “Purchaser”), of the Assumed Liabilities.  Assignor and Assignee are each a “Party” hereto and are collectively referred to herein as the “Parties”.  Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Purchase Agreement (as defined below).

WHEREAS, the Assignor and Purchaser are parties to the Agreement for Sale of Assets, dated as of [______], 2019 (the “Purchase Agreement”), pursuant to which the Assignor has agreed to sell, assign, transfer, convey and deliver to the Purchaser all of the Seller’s right, title and interest in and to the Purchased Assets and assign to the Purchaser the Assumed Liabilities and the Purchaser has agreed to purchase, acquire and accept all of the Assignor’s right, title and interest in the Purchased Assets and assume the Assumed Liabilities from and after the Closing Date; and

WHEREAS, this Agreement is being provided to evidence the Assignor’s assignment to the Purchaser, and the Purchaser’s assumption, of the Assumed Liabilities, pursuant to the terms and conditions of the Purchase Agreement from and after the Closing Date.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows.

1.Assignment and Assumption of Liabilities. The Assignor hereby assigns, transfers and sets over unto the Purchaser all of the Assumed Liabilities and the Purchaser hereby assumes the Assumed Liabilities pursuant to the terms and conditions of the Purchase Agreement and Sale Order, including, without limitation, liability for the due performance of all the terms, covenants and conditions of the Assignor pursuant to, arising under or related to the Assumed Liabilities from and after the Closing on the Closing Date.  Notwithstanding anything herein to the contrary, this Agreement shall not be deemed to be an assignment by the Assignor to the Purchaser or an assumption by the Purchaser of any of the Excluded Liabilities or Excluded Assets.

2.Headings. The section headings used herein are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

3.Governing Law; Jurisdiction; Waiver of Jury Trial. Section 10.12 of the Purchase Agreement is hereby incorporated by reference into this Agreement and shall apply as if fully set forth herein mutatis mutandis.

4.Severability; Conflicts. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by applicable Law.  In the event of any conflict between the terms and provisions of this Agreement and the Purchase Agreement, the terms and provisions of the Purchase Agreement shall govern and control.

5.Successors and Assigns. This Agreement shall bind the Parties, their legal representatives, and their permitted successors and assigns.

6.Entire Agreement. This Agreement and the Purchase Agreement constitute the entire agreement between the Parties.  No amendment or modification of this Agreement shall be binding or valid unless set forth in writing and executed by the Parties.

7.Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement.  This Agreement is effective upon delivery of one executed counterpart from one Party to the other Party.  The signatures of all Parties need not appear on the same counterpart.  The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending Party’s signature(s) is as effective as signing and delivering the counterpart in person.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this agreement to be executed on the date first above written.

ASSIGNOR:

ACHAOGEN, INC.

By: _________________________

Name:

Title:

PURCHASER:

CIPLA USA, INC.

By: _________________________

Name:

Title:

EXHIBIT C

FORM OF INTELLECTUAL PROPERTY ASSIGNMENT

THIS INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT (this “Assignment”), effective as of ______, 2019 (the “Effective Date”), is by and between ______, a __________ (“Assignee”) and Achaogen, Inc., a Delaware corporation (“Assignor”).

W I T N E S S E T H :

WHEREAS, pursuant to the terms and subject to the conditions of the Asset Purchase Agreement, dated [•], 2019 (the “Asset Purchase Agreement”), between Assignee and Assignor, Assignor has agreed to sell to Assignee, and Assignee has agreed to purchase from Assignor, among other things, the Purchased Assets; and

WHEREAS, pursuant to the Asset Purchase Agreement, Assignor desires to sell, assign, convey, deliver and transfer the entire right, title and interest in, to and under all of the Intellectual Property included in the Purchased Assets, including the Intellectual Property set forth on Exhibit A hereto (the “Assigned IP”), to Assignee and Assignee desires to acquire the entire right, title and interest in, to and under such Assigned IP.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and as more fully set forth in the Asset Purchase Agreement and subject to the terms and conditions therein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement.
2.

Assignor hereby irrevocably sells, assigns, conveys, delivers and transfers to Assignee the entire right, title and interest in, to and under (i) the Assigned IP, together with all goodwill associated therewith, in each case to be held and enjoyed by Assignee for its own use and enjoyment as fully and entirely as the same would have been held and enjoyed by Assignor if this assignment and sale had not been made, including the right to claim priority under the International Convention for the Protection of Industrial Property and under any other international arrangement to which the United States of America is or hereafter becomes a signatory (but not, for the avoidance of doubt, any Excluded Liability), (ii) all rights to sue, claim and recover for past, present and future infringement, misappropriation, dilution or other violation of any Assigned IP, and (iii) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing.

3.

Concurrent with the execution of this Assignment, Assignor shall transfer any and all domain names and social media accounts included in the Assigned IP from Assignor’s account to Assignee’s account (such that Assignee will be listed as the registrant and/or owner of such domain names and social media accounts in the applicable registrar) and shall deliver to Assignee all necessary Auth-Info codes and all other required passwords necessary to unlock and control such domain names and social media accounts.

4.

Upon the reasonable request by Assignee, Assignor shall execute all documents and take all actions as may be necessary or desirable to enable Assignee to prosecute, perfect, enforce, defend, register and/or record its right, title and interest in, to and under the Assigned IP, in each case, without further compensation but at the expense of Assignee. In the event that Assignor fails to execute any such document or take any such action as set forth in the preceding sentence, Assignor hereby designates Assignee as Assignor’s agent, and hereby grants to Assignee a power of attorney with full power of substitution, which power of attorney shall be deemed coupled with an interest, for the purpose of executing such documents or taking such actions.

5.

Assignor hereby authorizes and requests the officials of the United States Copyright Office and the United States Patent and Trademark Office, and the corresponding entities or agencies in any applicable foreign jurisdiction, to record and register Assignee as assignee and owner of the entire right, title and interest in, to and under the Assigned IP.

6.

As soon as practicable after execution of this Assignment, Assignor shall, at the cost and expense of the Assignee, use diligent efforts to support transition of the assigned intellectual property from Assignor to Assignee through legal counsel at Cooley LLP, Morrison & Foerster LLP and Reed Smith LLP, who the Assignor has engaged for acquisition and maintenance of the Intellectual Property, and instruct such legal counsel to cooperate as appropriate with the Assignee in furtherance of the activities contemplated in the Asset Purchase Agreement and this Assignment.  Assignor shall also use diligent effort to instruct any inventors and other employees who are under control of the Assignor to cooperate with the Assignee in furtherance of the activities contemplated in the Asset Purchase Agreement and this Assignment, including as appropriate any signatures, oaths, or declarations Assignee may request to file, prosecute, record, or transfer of the Assigned IP and to cooperate with and assist the Assignee in any litigation or other legal proceedings involving the Assigned IP.

7.

This Assignment shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the choice of law principles thereof.  This Assignment is binding upon, and inures to the benefit of, the parties hereto and their respective legal representatives, successors and assigns.  No waiver, modification or change of any provision of this Assignment shall be valid unless in writing and signed by the party against whom such claimed waiver, modification or change is sought to be enforced.

8.

This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Assignment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Assignment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto, through their authorized representatives, have caused this Assignment to be duly executed and delivered as of the Effective Date.

As Assignor:

ACHAOGEN, INC.

By: ________________________________

Name:

Title:

STATE OF)

) ss

COUNTY OF)

On the ____ day of _________, ____, before me personally came ___________________, who is personally known to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and did depose and say to me that he or she executed the same in his or her capacity as ___________________ of _______________, the entity described in and which executed the foregoing instrument, and that he or she executed and delivered said instrument pursuant to authority given by the board of directors of such entity (or other applicable authority of such entity).

______________________________

Notary Public

(PLACE STAMP AND SEAL ABOVE)

[Signature Page to Intellectual Property Assignment Agreement]

IN WITNESS WHEREOF, the parties hereto, through their authorized representatives, have caused this Assignment to be duly executed and delivered as of the Effective Date.

As Assignee:

CIPLA USA, INC.

By: _______________________________

Name:

Title:

STATE OF)

) ss

COUNTY OF)

On the ____ day of _________, ____, before me personally came ___________________, who is personally known to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and did depose and say to me that he or she executed the same in his or her capacity as ___________________ of _______________, the entity described in and which executed the foregoing instrument, and that he or she executed and delivered said instrument pursuant to authority given by the board of directors of such entity (or other applicable authority of such entity).

______________________________

Notary Public

(PLACE STAMP AND SEAL ABOVE)

EXHIBIT A

ASSIGNED IP

[PATENTS]

[TRADEMARKS]